As filed with the Securities and Exchange Commission on May 5, 2020

 Registration No. 333-237682

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SG Blocks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	5030	95-4463937
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

195 Montague Street, 14th Floor

Brooklyn, New York 11201

(646) 240-4235

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Paul M. Galvin

Chief Executive Officer and

Chairman of the Board of Directors

SG Blocks, Inc.

195 Montague Street, 14th Floor

Brooklyn, New York 11201

(646) 240-4235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq. Hank Gracin, Esq. Patrick J. Egan, Esq. Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174 (212) 907-6457	Barry L. Grossman, Esq. Sarah E. Williams, Esq. Matthew Bernstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common stock, par value $0.01 per share (2)(3)(4)	$17,250,000	$2,239.05
Pre-Funded warrants to purchase shares of common stock(4)(5)	—	—
Shares of common stock issuable upon exercise of the pre-funded warrants(6)	—	—
Representative’s Warrants(7)	—	—
Shares of common stock underlying Representative’s Warrants(2)(8)	$937,500	$121.69
Total	$18,187,500	$2,360.74	(9)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 of the Securities Act, the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	Includes offering price of shares that the underwriter has the option to purchase to cover over-allotments, if any.

(4)	The proposed maximum offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants) if any, is $17,250,000.

(5)	The Registrant may issue pre-funded warrants to purchase shares of common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will equal $0.001 per share

(6)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(7)	No fee required pursuant to Rule 457(g) under the Securities Act.

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The representative’s warrants represent up to 5% of the aggregate number of shares of common stock and the shares of common stock issuable upon exercise of the pre-funded common stock purchase warrants sold in this offering and are exercisable at a per share exercise price equal to 125% of the public offering price per share of the common stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $937,500, which is equal to 125% of $750,000 (5% of $15,000,000).

(9)	A fee of $2,360.74 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 5, 2020

3,759,398 Shares of Common Stock

Pre-Funded Warrants to Purchase Shares of Common Stock

Shares of Common Stock Underlying the Pre-Funded Warrants

SG Blocks, Inc.

We are offering 3,759,398 shares of our common stock based on an assumed offering price of $3.99 per share, which was the last reported sale price of our common stock on May 1, 2020. We are also offering to each purchaser whose purchase of shares of our common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of our common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants to purchase shares of our common stock (the “pre-funded warrants”), in lieu of shares of common stock. Each pre-funded Warrant will be exercisable for one share of our common stock.

The purchase price of each pre-funded warrant will equal the price per share at which the shares of our common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. For each pre-funded warrant that we sell, the number of shares of our common stock that we are offering will be decreased on a one-for-one basis.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SGBX.” On May 1, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.99 per share. The public offering price per common share will be determined between us, the underwriter and investors based on market conditions at the time of pricing and may be at a discount to the current market price of our common stock. Therefore, the recent market price used throughout this prospectus may not be indicative of the final offering price. There is no established trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Investing in our securities involves risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre-Funded Warrant	Total(1)
Public offering price	$	$	$
Underwriting discounts and commissions (2)	$	$	$
Net proceeds to us (before expenses)	$	$	$

(1)	Assumes no sale of pre-funded warrants.

(2)	The underwriters will receive compensation in addition to the discounts and commissions. The registration statement, of which this prospectus is a part, also registers for sale warrants to purchase 187,970 shares of our common stock to be issued to the representative of the underwriters (based on the assumed offering price of $3.99 per share, which was the last reported sale price of our common stock on May 1, 2020). We have agreed to issue the warrants to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with this offering. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 563,909 additional shares of common stock (based on an assumed public offering price of $3.99 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020) from us solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions.

The underwriter expects to deliver our shares against payment therefor on or about             2020, subject to customary closing conditions.

ThinkEquity

a division of Fordham Financial Management, Inc.

The date of this prospectus is            , 2020.

sgblocks
WE REPURPOSE
SHIPPING CONTAINERS INTO
ICONIC STRUCTURES

STARBUCKS
COFFEE

TACO
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FEED
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BEAT.

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You should rely only on the information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in the prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Except where the context requires otherwise, in this prospectus the “Company,” “SG Blocks,” “SGB,” “we,” “us” and “our” refer to SG Blocks, Inc., a Delaware corporation formed in December 1993, and, where appropriate, its wholly owned subsidiary, SG Building Blocks, Inc., a Delaware corporation.

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PROSPECTUS SUMMARY

The items in the following summary are described in more detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary highlights selected information contained elsewhere in this prospectus. This summary is not intended to be complete and does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 8 and other documents or information included or incorporated by reference in this prospectus before making an investment decision.

Company Overview

Using our proprietary technology and design and engineering expertise, we modify code-engineered cargo shipping containers and purpose-built modules for use for safe and sustainable commercial, industrial and residential building construction. Rather than consuming new steel and lumber, our proprietary technology and design and engineering expertise allows for the redesign, repurpose and conversion of heavy-gauge steel cargo shipping containers into SGBlocks™, which are safe green building blocks for commercial, industrial, and residential building construction. Our technology and expertise is also used to purpose-build modules, or prefabricated steel modular units customized for use in modular construction (“SGPBMs” and, together with SGBlocks™, “Modules”), primarily to augment or complement an SGBlocks™ structure. Our core customer base is comprised of architects, landowners, builders and developers who use our Modules in commercial and residential structures. Our operating model combines product design and outsourcing of the modifications and finish out of Modules using proprietary algorithms developed by the Company to produce and deliver Modules across the country. We believe this combination enables us to generate economies of scale while maintaining high customer service levels in the environmentally-friendly construction space.

Prior to October 2019, our business model was solely a project-based construction model pursuant to which we were responsible for the design and construction of finished products that incorporated our technology primarily to customers in the multi-family housing, restaurant, military and education industries throughout the United States. In October 2019, we changed our business model for our residential building construction to a royalty fee model when we entered into a five year exclusive license with CPF GP 2019-1 LLC (“CPF”) pursuant to which CPF licensed on an exclusive basis our proprietary technology, intellectual property, any improvements thereto, and any related permits, with the right to develop and commercialize products in the United States and its territories within the field of design and project management platforms for residential use, including, without limitation, single-family residences and multi-family residences, but specifically excluding military housing.  CPF, at the time the License Agreement was entered into, was already a significant customer for our Modules and had completed a $5.0 million equity financing to develop a 302-unit multifamily project in Sullivan County, New York.  Now, in the United States with respect to residential construction (other than residential construction for the military) we are no longer responsible for constructing the Modules that are based on our technology or the related costs and instead that service is performed by CPF and its subcontractors and our revenue for such residential construction is no longer generated from sales of products direct to the end customer but instead is generated from royalties received from CPF based on the gross revenue that CPF receives from sales of products that are based upon our technology.

License Agreement with CPF GP 2019-1 LLC

On October 3, 2019, we entered into an Exclusive License Agreement (the “License Agreement”) with CPF, which at the time was one of our customers, pursuant to which we granted CPF an exclusive license (the “License”) solely within the United States and its legal territories to commercialize our proprietary technology, intellectual property, any improvements thereto, and any related permits, in order to develop and commercialize products within the field of design and project management platforms for residential use, including, without limitation, single-family residences and multi-family residences, but specifically excluding military housing. The Ridge Avenue Project described below has also been excluded from the License. The License Agreement has an initial term of five (5) years and will automatically renew for subsequent five (5) year periods. The License Agreement provides for customary termination provisions, including the right by us to terminate if CPF fails to make minimum royalty payments (as described below).

In consideration for the License, during the initial term, CPF agreed to pay us a royalty of (i) five percent (5%) on the first $20,000,000 of gross revenues derived from CPF’s commercialization of the License (net of customary discounts, sales taxes, delivery charges, and amounts for returns) (the “Gross Revenues”), (ii) four and one-half percent (4.5%) on the next $30,000,000 of Gross Revenues, and (iii) five percent (5%) on all Gross Revenues thereafter (collectively, the “Royalty”), subject to the following minimum royalty payments determined on a cumulative basis during the initial term: $500,000 in year 1, $750,000 in year 2, $1,500,000 in year 3, $2,000,000 in year 4, and $2,500,000 in year 5. If the License Agreement is extended beyond the initial term, then the parties will negotiate in good faith the royalty rate and the minimum royalty payments for the renewal term(s). In addition, to the extent CPF sublicenses any aspect of the License to a sublicensee, CPF will pay to us fifty percent (50%) of all payments received by CPF from such sublicensee. We may also provide CPF with professional services with respect to the License, and CPF will reimburse us for employees’ time, materials, and expenses incurred in providing such professional services. CPF also separately agreed to reimburse us for any third-party expenses incurred by us in developing our remaining and future residential projects.

The License Agreement provides for customary indemnification obligations between the parties and further provides that CPF will indemnify us for any claims arising out of the commercialization of the License by CPF or any of its subsidiaries, contractors, or sublicensees. In addition, the License Agreement provides that we will provide CPF with cost estimates for the fabrication and manufacturing of residential projects in our existing pipeline as of the date of the License Agreement, and if such projects cannot be reasonably constructed and installed at or below such estimates, then CPF may withhold payment of any royalty due to us under the License Agreement on a dollar-for-dollar basis to offset the costs above the originally estimated amounts.

On October 3, 2019, we entered into a Loan Agreement and Promissory Note (the “Loan Agreement”) with CPF GP, which was amended on October 15, 2019 and further amended on November 7, 2019 pursuant to which we agreed to loan CPF GP $750,000 at an annual interest rate of five percent (5%), with a maturity date of July 31, 2023. Under the Loan Agreement, we advanced to CPF GP the first installment of the principal amount, equal to $500,000, on January 31, 2020 and the second installment of the principal amount, equal to $250,000, on April 15, 2020. As security for this loan, we received a security interest in all of CPF GP’s membership interests in the Licensee. If we had failed to fund either principal installment, such failure would have constituted a default under the Loan Agreement and a cross default under the License Agreement. On January 21, 2020, pursuant to the Loan Agreement, CPF GP issued to us a promissory note in the principal amount of $400,000 (the “Company Note”) and issued to Paul Galvin, our Chairman and CEO, a promissory note in the principal amount of $100,000 (the “Galvin Note”). The transaction closed on January 22, 2020, on which date we loaned CPF GP $400,000 and Mr. Galvin personally loaned CPF GP $100,000 on behalf of us. The Company Note and Galvin Note bear interest at five percent (5%) per annum, payable, together with the unpaid principal amount of the promissory notes, on the earlier of the July 31, 2023 maturity date or upon the liquidation, redemption sale or issuance of a dividend upon the LLC interests in CPF MF 2019-1 LLC, a Texas limited liability company of which CPF GP is the general partner; provided, that the terms of the Galvin Note provide that all interest payments due to Mr. Galvin under the Galvin Note shall be paid directly to, and for the benefit of, our Company.

The Products Produced with Our Technology

The building products developed with our proprietary technology and design and engineering expertise are generally stronger, more durable, environmentally sensitive, and erected in less time than traditional construction methods. The use of the SGBlocks building structure typically provides between four to six points towards the Leadership in Energy and Environmental Design (“LEED”) certification levels, including reduced site disturbance, resource reuse, recycled content, innovation in design and use of local and regional materials. Due to the ability of SGBlocks to satisfy such requirements, we believe the products produced utilizing our technology and expertise is a leader in environmentally sustainable construction.

There are three core product offerings that utilize our technology and engineering expertise. The first product offering involves GreenSteel™ modules, which are the structural core and shell of an SGBlocks building. We procure the containers, engineer required openings with structural steel enforcements, paint the SGBlocks and then delivers them on-site, where the customer or a customer’s general contractor will complete the entire finish out and installation. The second product offering involves replicating the process to create the GreenSteel™ product and, in addition, installing selected materials, finishes and systems (including, but not limited to floors, windows, doors, interior painting, electrical wiring and fixtures, plumbing outlets and bathrooms, roofing system) and delivering SGBlocks pre-fabricated containers to the site for a third party licensed general contractor to complete the final finish out and installation. Finally, the third product offering is the completely fabricated and finished SGBlocks building (including but not limited to floors, windows, doors, interior painting, electrical wiring and fixtures, plumbing outlets and bathrooms, roofing systems), including erecting the final unit on site and completing any other final steps. The building is ready for occupancy and/or use as soon as installation is completed. Construction administration and/or project management services are typically included in our product offerings.

ESR Approval

In April 2017, the ICC Evaluation Service, LLC (“ICC-ES”) granted us an Evaluation Service Report (“ESR”) for the SGBlocks structural building materials. We believe we are the first modular building company to receive such certification. Our ESR indicates that the ICC-ES recognizes the suitability and technical capabilities of the SGBlocks structural building materials for use in compliance with the International Building Code and Residential Code, the California Building Code and Residential Code, and the Florida Building Code—Building and Residential. We believe our ESR has expedited reviews and approvals by state and local building departments, helped the SGBlocks concept gain wider acceptance in the construction industry and opened up licensing opportunities internationally We also believe the ESR will make it more difficult for other companies in the industry to compete with us because the quality control and design acceptance criteria are specific to us and our associated facilities.

Our ESR is site-specific; therefore, only the inspected and approved facilities can place the ICC-ES mark on the containers. We currently source or fabricate our SGBlocks from 18 facilities located throughout the continental United States. The ICC-ES has currently approved six of these facilities to place the ICC-ES medallion and we will seek ICC-ES approval for additional facilities on an as needed basis. Each of these facilities undergo an annual inspection by ICC-ES. Currently, each of these facilities has been re-certified by ICC-ES and is current with their recertifications. All SGBlocks manufactured at these facilities have an ESR medallion that validates the quality control process.

Because our ESR does not cover SGPBMs, this certification does not extend to buildings constructed using SGPBMs.

Target Markets

To date, the target markets for the products that utilize our technology and expertise have been the new construction market in the United States. The Modules that utilize our technology and expertise have a particular application in a number of segments, including:

●	Single-Family and Multi-Family Housing

●	Restaurants and Quick Service Restaurants

●	Military

●	Education/Student Housing

●	Equipment Enclosures and Stacking Solutions

●	Office and Commercial

●	Hospitality and Entertainment

●	Athletic facilities and support structures

In addition, future target markets for expansion of such products and services include data centers, warehouse/public storage, reclamation/drop off centers and medical.

Our Competitive Strengths

Although the construction industry is highly competitive, we are committed to educating the real estate community on the benefits of our technology and expertise and positioning the products that utilize our technology and expertise as complementary to the strategy of developers, rather than as competition. We and CPF may compete for building opportunities with regional, national and international builders that possess greater financial, marketing and other resources than we do, and competition within the general construction industry may increase if there is future consolidation in the land development and construction industry or from new building technologies that could arise. Within the modular building space, we compete against a small number of companies providing modular-building services. The principal competitive factors in our business include, but are not limited to, the availability of building materials; technical product knowledge and expertise; previous experience in modular construction; consulting or other service capabilities; pricing of products; and the marketability of our ESR within the structural building space.

We believe we can distinguish ourselves from our competitors on the basis of our ESR, quality, cost and construction time savings when utilizing our technology and expertise. Our proprietary construction method is typically less expensive than traditional construction methods, particularly in urban locations and multi-story projects, and construction time is also generally reduced by using our construction method, reducing both construction and soft costs substantially. SGBlocks are designed to be hurricane-, tornado- and earthquake-resistant and able to withstand harsh climate conditions. The flexibility and the stack-ability of the Modules allows architects, developers and owners to design Modules to meet their specific needs. In addition, our management team has a breadth of knowledge in the modular building industry with a combined 130 years of experience. Our experience in a wide range of construction applications, including office, enclosures, residential, commercial, quick service restaurants, experiential and restaurant applications, gives us an advantage over our competition through the use of market-based prototypes.

Our Customers

We and CPF market to a broad customer base, comprised primarily of contractors, home builders, building owners and other resellers across the continental United States and we also market our services and technology to customers in Canada. At December 31, 2019 and 2018, 92% and 76%, respectively, of the Company’s gross accounts receivable were due from one and two customers. Revenue relating to two and three customers represented approximately 78% and 66% of the Company’s total revenue for the years ended December 31, 2019 and 2018, respectively.

Our Suppliers and Partners

Although the primary use of shipping containers is for transportation, when constructing SGBlocks we use standard materials to modify the container shell structure and finish out the modules. We utilize the same suppliers and materials used by conventional construction. Materials such as windows, doors, insulation mechanical systems, electrical systems and other such supplies are all off-the-shelf materials and equipment commonly available and used in the industry.

One of the main suppliers for our containers is ConGlobal Industries, Inc. (“ConGlobal”), an independent third party, with whom we have an exclusive 10-year Collaboration and Supply Agreement (the “ConGlobal Agreement”) through May 14, 2024. ConGlobal is one of the largest depot operators in the United States. This arrangement provides us with a reliable source of supply of certified shipping containers. The ConGlobal Agreement provides that ConGlobal will be our exclusive supplier of SGBlocks for housing, office and retail uses generally constructed as permanent structures within the continental United States within a 50 mile radius of an existing ConGlobal site and ConGlobal will not supply shipping containers modified for building purposes to any entity competing with us during the term of the agreement. The Company believes it has access to alternative suppliers, with limited disruption to the business, should circumstances change with its existing suppliers.

Employees

As of May 1, 2020, we directly employed seven full-time employees and engaged outside professional firms and subcontractors to deliver projects to customers.

Recent Business Developments

On April 30, 2020, we entered into a Distributorship Agreement (the “Distributorship Agreement”) with Osang Healthcare Co., Ltd., a Republic of Korea company (“Osang”), effective as of April 28, 2020, for its GeneFinder™ COVID-19 Plus RealAmp Kit™, designed to detect SARS-CoV-2 (Severe Acute Respiratory Syndrome-Coronavirus 2), the virus that causes COVID-19, through a gene-based reverse transcription reaction and real-time polymerase chain reaction (PCR) testing process. The Distributorship Agreement is Osang’s standard form of distributorship agreement and provides us with the non-exclusive right to distribute Osang’s GeneFinder COVID-19 Plus RealAmp Kit in the United States for a stated term of one (1) year. Pursuant to the terms of the Distributorship Agreement, we are required to make payment for 100% of any purchase order prior to shipment of the product from Osang, though we do not expect to make any cash outlays with respect to any product that we distribute and expect instead to require any third-party purchasers to make the necessary cash outlays as part of a purchase order entered into with us. The Distributorship Agreement does not guarantee us a specific quantity of kits to sell or a customer list, and may be terminated by either party at any time on thirty (30) days’ notice. To date, we have never sold any medical devices or kits and there can be no guarantee that we will be able to establish a sales force, establish distribution channels or solicit customers for the kits. An import license from the U.S. government will be required to import and distribute the Osang test kits, and we do not expect any issues in obtaining the license. There can be no assurance that the Distribution Agreement will continue, that it will yield the anticipated benefits or generate significant revenue, if any.

On April 30, 2020, the Distributorship Agreement was amended to provide us with certain additional warranties from Osang.

We believe that we have the ability to address logistical challenges concerning the distribution of these kits utilizing our modular construction expertise, particularly our entry into the production of modular primary care medical units and COVID-19 diagnostic testing units, as more fully described below.

On May 1, 2020, in connection with the entry into the Distributorship Agreement and subject to certain pre-existing participation rights of other investors, we entered into an agreement with an affiliate of Osang granting the right to participate in up to 19.9% of any offering effected by us during the next six months, provided that Osang or its affiliates provides customer referrals to us for the purchase under the Distributorship Agreement of kits resulting in at least $5 million of revenues to us.

On March 30, 2020, we entered into a Memorandum of Understanding with Transcend Onsite Care (“Transcend”), a provider of on-site point of contact medical care, to provide joint products and services. Products that are expected to be implemented include modular primary care medical units, COVID-19 diagnostic testing units, quarantine living units, as well as drive through testing units at employer onsite clinics and community hospitals. The first project planned is two (2) Transcend Medical and Testing Units to be built by us and operated by Transcend. The unit will be delivered to a major southern California employer for the initial purposes of providing onsite COVID-19 screening through diagnostic testing and medical care for staff who are required to work during the pandemic. The Memorandum of Understanding with Transcend does not specify a quantity of units to be built or provide for a guarantee of services by either party. See “Risk Factors” below.

Recent Financing Developments

On April 3, 2020, we completed an underwritten public offering of our common stock (the “April 2020 Offering”). In connection with the April 2020 Offering, we sold 440,000 shares of our common stock at a public offering price of $4.25 per share, resulting in aggregate net proceeds of approximately $1,500,000 after deducting underwriting discounts and commissions and other expenses related to the April 2020 Offering.  We intend to use the net proceeds from the April 2020 Offering primarily for working capital and general corporate purposes, funding certain contractual obligations to CPF under the Loan Agreement pursuant to which we agreed to loan money to CPF, and engaging in acquisitions or other business combinations or investments, sales and marketing activities, general and administrative matters and capital expenditures. We have not determined the amounts we plan to spend on any specific purpose or the timing of these expenditures.

On December 13, 2019, we completed an underwritten public offering of our common stock (the “December 2019 Offering”). In connection with the December 2019 Offering, we sold 857,500 shares of our common stock at a public offering price of $3.00 per share, resulting in aggregate net proceeds of $2,117,948 after deducting underwriting discounts and commissions and other expenses related to the December 2019 Offering. We incurred a total of $454,552 in issuance costs in connection with the December 2019 Offering and no warrants to purchase were issued to the underwriters. The proceeds of the December 2019 Offering were used as follows: (i) $480,770 to repay the outstanding principal amount of an outstanding debenture (the “Debenture”); (ii) a portion to fund our obligation to our licensee under the terms of the Loan Agreement with CPF pursuant to which we agree to loan CPF GP a principal amount of $750,000 at an annual interest rate of five percent (5%), with a maturity date of July 31, 2023; and (iii) the remaining net proceeds for general working capital purposes.

General Corporate Information

We were incorporated in the State of Delaware on December 29, 1993 under the name CDSI Holdings, Inc. On November 4, 2011, CDSI Merger Sub, Inc., our wholly-owned subsidiary, completed a reverse merger with and into SG Building Blocks, Inc. (“SG Building”), with SG Building surviving the reverse merger as our wholly owned subsidiary. We primarily conduct our current operations through SG Building. Prior to our emergence from bankruptcy in June 2016, our common stock was quoted on the OTC Bulletin Board. In June 2017, we completed a public offering of our common stock, which currently trades on the Nasdaq Capital Market under the symbol “SGBX.”

“SG BlocksTM”, “GreenSteel™” and the SG logo are our trademarks. All other trademarks and service marks appearing in this prospectus are the property of their respective owners.

Reverse Stock Split

On February 28, 2017, we effected a 1-for-3 reverse stock split of the common stock and preferred stock, which has since been converted into common stock. On February 5, 2020, we effected a 1-for-20 reverse stock split of our common stock.

The Offering

Common stock offered by us	3,759,398 shares of our common stock (based on an assumed public offering price of $3.99 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020, and assuming no sale of any pre-funded warrants).

Pre-funded warrants offered by us	We are also offering pre-funded warrants to purchasers whose purchase of shares of common stock in this offering would otherwise result in any such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock. Each pre-funded warrant will be exercisable for one share of common stock. The purchase price of each pre-funded warrant will be equal to the price per share at which shares of common stock are sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrant sold in this offering. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant that we sell, the number of shares of common stock that we are offering will be decreased on a one-for-one basis.

Assumed Public Offering Price per share of common stock	$3.99 per share

Over-allotment option	We have granted a 45-day option to the representative of the underwriters to purchase up to 563,909 additional shares of common stock (based on an assumed public offering price of $3.99 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020) from us solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions.

Common stock to be outstanding after the offering	5,369,922 shares of our common stock (based on an assumed public offering price of $3.99 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020, and assumes no sale of pre-funded warrants). If the underwriters’ over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 5,933,831 (based on an assumed public offering price of $3.99 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020 and assuming no sale of any pre-funded warrants).

Use of Proceeds	We expect to use the net proceeds from the sale of securities pursuant to this offering (excluding any exercise of the pre-funded warrants issued in connection with this offering) for working capital and general corporate purposes which may include, without limitation, engaging in acquisitions or other business combinations or investments, sales and marketing activities, general and administrative matters and capital expenditures. Please see “Use of Proceeds” below.

Risk Factors	See the section entitled “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Nasdaq Capital Market symbol and trading

Our common stock is listed on The Nasdaq Capital Market under the symbol “SGBX.” There is no established trading market for the pre-funded warrants and we do not expect a market for such securities to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

The number of shares of common stock shown above to be outstanding after this offering is based on 1,610,524 shares outstanding as of May 1, 2020, and the assumed issuance and sale of 3,759,398 shares of our common stock in this offering based on an assumed public offering price of $3.99 per share, and assuming no sale of any pre-funded warrants.

Unless otherwise stated all share and per share amounts in this prospectus have been adjusted to reflect the 1-for-20 reverse stock split we effected on February 5, 2020.

In addition, unless we indicate otherwise, all information in this prospectus:

●	assumes no exercise by the underwriters of their over-allotment option;

●	assumes no exercise of the representative’s warrants to be issued to the representative of the underwriters in this offering;

●	assumes that no investor has elected to purchase pre-funded warrants in lieu of common stock;

●	excludes 53,190 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $35.14;

●	excludes 53,170 shares of our common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $81.20; and

●	excludes 9,187 restricted stock units (vested and unvested) granted under our SG Blocks, Inc. Stock Incentive Plan.

To the extent that any options or warrants are exercised, new options or other equity awards are issued under our equity incentive plan, or we otherwise issue additional shares of common stock or convertible debt securities in the future, there will be further dilution to new investor

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data as of or for the fiscal years ended December 31, 2019 and 2018 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods. You should read the summary consolidated financial data together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included elsewhere in this prospectus or otherwise incorporated by reference. Our consolidated financial statements are prepared and presented in accordance with U.S. generally accepted accounting principles.

	For the Year ended December 31,
	2019	2018
Statement of Operations Data:
Total Revenue	$2,984,835	$8,190,712
Total Cost of Revenue	2,307,488	7,647,979
Gross Profit	677,347	542,733
Operating expenses:
Payroll and related expenses	2,392,587	2,166,212
General and administrative expenses	1,788,276	2,760,655
Marketing and business development expense	240,557	387,400
Pre-project expenses	21,286	74,629
Goodwill impairment	2,938,653	—
Total	7,381,359	5,388,896
Operating loss	(6,704,012)	(4,846,163)
Total other (expense) income, net	(216,528)	2,142
Income tax expense	—	—
Net loss	$(6,920,540)	$(4,844,021)
Net loss per share – basic and diluted	$(22.85)	$(22.74)
Weighted average shares outstanding- basic and diluted	302,844	213,002

	December 31, 2019 Unaudited
	Actual	Pro Forma (1)	Pro Forma As Adjusted(2)
Balance Sheet Data:
Cash and cash equivalents	$1,625,671	$3,134,871	$16,609,871
Total Current assets	$2,906,809	$4,416,009	$17,891,009
Property, plant and equipment, net	$11,747	$11,747	$11,747
Total Assets	$6,634,611	$8,143,811	$21,618,811
Total Current liabilities	$2,274,462	$2,274,462	$2,274,462
Common stock	$11,579	$16,105	$53,699
Additional paid-in-capital	$21,932,387	$23,437,061	$36,874,467
Accumulated deficit	$(17,583,817)	$(17,583,817)	$(17,583,817)
Total Liabilities and Stockholders’ Equity	$6,634,611	$8,143,811	$21,618,811

(1)

On a pro forma basis to give effect to the sale by us of 440,000 shares of common stock in the April 2020 Offering at a public offering price of $4.25 per share, and the receipt of net proceeds of approximately $1,509,200, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and the addition of 12,672 shares of common stock upon the vesting of restricted stock units subsequent to December 31, 2019.

(2)	On a pro forma as adjusted basis to give effect to the sale by us of 3,759,398 shares of common stock in this offering based on an assumed public offering price of $3.99 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020), after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and assuming no sale of any pre-funded warrants.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before making a decision to invest in our securities. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 and any updates or other risks contained in other filings that we may make with the Securities and Exchange Commission (“SEC”) after the date of this prospectus, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

The public offering price per share of our common stock will be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the sale of the shares of our common stock in this offering, assuming that no investor has elected to purchase pre-funded warrants in lieu of common stock, purchasers of our common stock in this offering will incur immediate dilution in the net tangible book value of the common stock they acquire. For a further description of the dilution that investors in this offering will experience, see “Dilution.”

In addition, to the extent that outstanding warrants (including the exercise of any common warrants) or options have been or may be exercised, the Debenture is converted into shares of common stock or other shares issued, you may experience further dilution.

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion over the use of proceeds from this offering. The net proceeds from this offering will be used primarily for working capital and general corporate purposes and engaging in acquisitions or other business combinations or investments, sales and marketing activities, general and administrative matters and capital expenditures. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline.  The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of our common stock.

Risks Relating to our Company

Our auditor’s report on our consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

Our consolidated financial statements as of December 31, 2019 have been prepared under the assumption that we will continue as a going concern. In addition, our independent registered public accounting firm has issued a report that includes an explanatory paragraph referring to our recurring losses from operations and negative operating cash flows that raise substantial doubt in our ability to continue as a going concern. Our consolidated financial statements as of December 31, 2019 did not include any adjustments that might result from the outcome of this uncertainty.

If we are not successful in our efforts to increase sales or raise capital, we could experience a shortfall in cash over the next twelve months, and our ability to obtain additional financing on acceptable terms, if at all, may be limited.

On December 31, 2019 and 2018, we had cash and cash equivalents and a short-term investment, collectively, of $1,625,671 and $1,368,395, respectively. However, during the fiscal years ended December 31, 2019 and 2018, we reported a net loss of $6,920,540 and $4,844,021, respectively, and used $2,815,621 and $3,452,234 of cash for operations, respectively. Despite raising capital in the April 2020 Offering, if we are not successful with our efforts to increase revenue, we could experience a shortfall in cash over the next twelve months. If there is a shortfall, we may be forced to reduce operating expenses, among other steps, all of which would have a material adverse effect on our operations going forward.

We may also seek to obtain debt or additional equity financing to meet any cash shortfalls. The type, timing and terms of any financing we may select will depend on, among other things, our cash needs, the availability of other financing sources and prevailing conditions in the financial markets. However, there can be no assurance that we will be able to secure additional funds if needed and that, if such funds are available, the terms or conditions would be acceptable to us. If we are unable to secure additional financing, further reduction in operating expenses might need to be substantial in order for us to ensure enough liquidity to sustain our operations. Any equity financing would be dilutive to our stockholders. If we incur debt, we will likely be subject to restrictive covenants that significantly limit our operating flexibility and require us to encumber our assets. If we fail to raise sufficient funds and continue to incur losses, our ability to fund our operations, take advantage of strategic opportunities, or otherwise respond to competitive pressures will be significantly limited. Any of the above limitations could force us to significantly curtail or cease our operations, and you could lose all of your investment in our common stock. These circumstances have raised substantial doubt about our ability to continue as a going concern, and continued cash losses may risk our status as a going concern. Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We have incurred net losses in prior periods, and there can be no assurance that we will generate income in the future, or that we will be able to successfully achieve or maintain our growth strategy.

Our ability to achieve profitability will depend upon our ability to generate and sustain substantially increased revenues. We may continue to incur operating losses in the future as we execute our growth strategy. Although we expect that our expenses will decline due to our new business model, there can be no assurance that our revenue from royalties will exceed our expenses, especially since we anticipate that most of our expenses will be fixed expenses that will not be dependent upon revenue generated. The likelihood that we will generate net income in the future must be considered in light of the difficulties facing the construction industry as a whole, economic conditions and the competitive environment in which we operate. Our operating results for future periods are subject to numerous uncertainties, and we may not achieve sufficient revenues to sustain or increase profitability. In addition, we may be unable to successfully achieve or maintain our growth strategy, including our ability to expand into new geographic markets.

There can be no assurance that our collaboration with Transcend will be successful and generate revenue.

On March 30, 2020, we entered into a non-binding Memorandum of Understanding with Transcend to provide joint products and services. Products that are expected to be implemented include modular primary care medical units, COVID-19 diagnostic testing units, quarantine living units, as well as drive through testing units at employer onsite clinics and community hospitals. The Memorandum of Understanding does not specify a quantity of units to be built or provide for any guarantee of services by either party. There can be no assurance that the collaboration will continue, that it will yield the anticipated benefits or generate significant revenue, if any, that we will be able to build the anticipated medical and testing units in a timely manner or that the need for such units will continue.

There can be no assurance that our Distributorship Agreement with Osang will generate revenue.

On April 30, 2020, we entered into the Distributorship Agreement with Osang that provides us with the non-exclusive right to distribute Osang’s GeneFinder COVID-19 Plus RealAmp Kit in the United States for a stated term of one (1) year. The Distribution Agreement does not guarantee us a specific quantity of kits to sell or a customer list, requires us to pay for 100% of the purchase order prior to delivery (though we do not expect to make any cash outlays for product and expect instead to require our customers to make such cash outlays) and may be terminated by either party at any time on thirty (30) days’ notice. To date, we have never sold any medical devices or kits and there can be no guarantee that we will be able to establish a sales force, establish distribution channels or solicit customers for the kits. There can be no assurance that the Distributorship Agreement will continue, that it will yield the anticipated benefits or generate significant revenue, if any.

Product liability and other claims with respect to Osang’s GeneFinder COVID-19 Plus RealAmp Kit may have material adverse effects on our business.

Companies that distribute medical tests, are generally subject to risks related to product liability litigation and other claims or litigation. Product liability risks are inherent in marketing and sale of pharmaceutical products. Even though we are not currently subject to any product liability claims such claims could arise at a later date. Though Osang has agreed to indemnify us for certain product liability claims, claims arising under the Distributorship Agreement must be arbitrated in Singapore and enforcement of such indemnification provisions would be time-consuming for our management and lead to significant costs and losses, which would adversely affect our business, results of operations, cash flows, financial condition, and/or prospects.

Even though we intend to obtain product liability insurance and Osang has agreed to indemnify us for certain claims arising out of the manufacture of the kits, there can be no assurance that such insurance coverage will continue to be available on reasonable commercial terms or that such insurance or indemnification will prove adequate. If sufficient insurance coverage is not obtained covering product liability, or if such future litigation or investigation exceeds our insurance coverage, we could be subject to significant liabilities, which could have material adverse effect on our business, results of operations, cash flows, financial condition, and/or prospects.

Our residential construction business model depends upon a third-party licensee who is outside our control.

We entered into an exclusive license agreement with CPF, pursuant to which we granted CPF an exclusive license solely within the United States and its legal territories to commercialize our technology, intellectual property, any improvements thereto, and any related permits, in order to develop and commercialize products within the field of design and project management platforms for residential use, including, without limitation, single-family residences and multi-family residences, but specifically excluding military housing. Under the terms of the License Agreement, CPF is to provide us with royalties based upon its sale of products that utilize the licensed technology. Inasmuch as CPF has an exclusive license in the United States, which is the only territory to date where we have been retained to construct products for use for residences, unless we were to either expand residential construction product sales to territories outside of the United States or enter into licensing arrangements similar to that with CPF for sales of products that utilize our technology outside of the United States for residential use or in the United States for business not cover by the License, such as military residences and commercial and industrial construction, we will be totally dependent upon CPF for our revenue for residential construction. CPF is an independent entity and we cannot control the amount or timing of resources that it devotes to such commercialization efforts. CPF may not assign as great a priority to such commercialization efforts or pursue them as diligently as we would if we were undertaking such commercialization ourselves. If CPF or any other licensee fails to devote sufficient time and resources to such commercialization efforts, or if its performance is substandard our ability to generate revenue may be adversely affected. CPF may also have relationships with other commercial entities, some of whom may compete with us. If CPF assists our competitors at our expense, our competitive position would be harmed. In addition, upon certain extraordinary events, CPF is entitled to terminate the license agreement in which case we would be forced to incur the costs to commercialize products for residential construction unless another licensee were found.

Our residential construction business is difficult to evaluate because we are currently focused on a new business model and have very limited operating history and limited information.

We recently engaged in a new licensing business model for our residential construction business in the United States. We have entered into one license agreement for use of our technology for construction of residences in the United States and if successful, we intend to expand our model and enter into additional similar agreements. There is a risk that we will be unable to successfully generate revenue from this new business model and that we will be unable to enter into additional licensing agreements or that any additional agreements that we enter into will be on favorable terms. Although we believe that we will experience cost savings from this new business model resulting in greater net income since we will no longer require the same level of capital, personnel and equipment as was required from our prior residential construction business model, there can be no assurance that we will experience the level of cost savings that we anticipate or generate the income that we anticipate. We are subject to many risks associated with this new business model such as our dependence upon licensees to commercialize products that utilize our technology. There is no assurance that the licensees activities will be successful or will result in any revenues or profit. Even if we generate revenue, there can be no assurance that we will be profitable. We are subject to the risks inherent to the operation of a new business enterprise, and cannot assure you that we will be able to successfully address these risks.

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. Since then, the COVID-19 coronavirus has spread to multiple countries, including the United States. The impact of the COVID-19 coronavirus outbreak, or similar global health concerns, could negatively impact our ability to source certain products, impact product pricing, impact our customers’ ability or that of our licensee to obtain financing or have a negative impact on our business.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and the related adverse public health developments, have adversely affected work forces, economies and financial markets globally. Our use of third-party suppliers for production and shipping of certain products could be negatively impacted by the regional or global outbreak of illnesses, including the COVID-19 coronavirus outbreak. To date, we have experienced some delays in projects due to COVID-19. Any quarantines, the timing and length of containment and eradication solutions, travel restrictions, absenteeism by infected workers, labor shortages or other disruptions to our suppliers and their contract manufacturers or our customers or our licensee, CPF, would likely adversely impact our sales and operating results and result in further project delays. In addition, the pandemic could result in an economic downturn that could affect the ability of our customers and licensees to obtain financing and therefore impact demand for our products. Order lead times could be extended or delayed and pricing could increase.  Some products or services may become unavailable if the regional or global spread were significant enough to prevent alternative sourcing. Accordingly, we are considering alternative product sourcing in the event that product supply becomes problematic. We expect this global pandemic to have an impact on our revenue and our results of operations, the size and duration of which we are currently unable to predict.

In addition, the outbreak of the COVID-19 coronavirus could disrupt our operations due to absenteeism by infected or ill members of management or other employees, or absenteeism by members of management and other employees who elect not to come to work due to the illness affecting others in our office or other workplace, or due to quarantines. COVID-19 illness could also impact members of our Board of Directors resulting in absenteeism from meetings of the directors or committees of directors, and making it more difficult to convene the quorums of the full Board of Directors or its committees needed to conduct meetings for the management of our affairs.

The global outbreak of the COVID-19 coronavirus continues to rapidly evolve. The extent to which the COVID-19 coronavirus may impact our business and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting and corporate governance requirements of the Exchange Act, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations, including the Sarbanes-Oxley Act and the Dodd-Frank Act. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. In order to continue to maintain our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business, financial condition, results of operations and prospects. We also may need to further expand our legal and finance departments in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business and prospects may be harmed. As a result of disclosure of information in the filings required of a public company, our business and financial condition are more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition, results of operations and prospects could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, financial condition, results of operations and prospects.

The issuance of shares of our common stock upon the exercise of outstanding options, warrants and restricted stock units may dilute the percentage ownership of the then-existing stockholders and may make it more difficult to raise additional equity capital.

As of December 31, 2019, there are outstanding options and warrants to purchase 53,170 and 53,190 shares of common stock, respectively, in addition to 21,859 vested and unvested restricted stock units. The exercise of such options and warrants and the vesting of restricted stock units would dilute the then-existing stockholders’ percentage ownership of our stock, and any sales in the public market of common stock underlying such securities could adversely affect prevailing market prices for the common stock. Moreover, the terms upon which we would be able to obtain additional equity capital could be adversely affected because the holders of our options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided by such securities.

We are dependent on the services of key personnel, and the unexpected loss of their services may adversely affect our operations.

Our success depends highly upon the personal efforts and abilities of our senior management team, specifically the efforts of Paul M. Galvin, our Chief Executive Officer, Gerald Sheeran, our Acting Chief Financial Officer, and Stevan Armstrong, our Chief Technology Officer. The Company has entered into employment agreements with Mr. Galvin. The employment agreement with Mr. Galvin provides for two-year terms, with automatic renewal after the end of such term. The loss of the services of one or more of these individuals could have a material adverse effect on our business. Our ability to achieve profitability and generate increased revenue will depend upon our ability to retain, and, if necessary, attract experienced management personnel.

The loss of one or a few customers could have a material adverse effect on us.

A few customers have in the past, and may in the future, account for a significant portion of our revenues in any one year or over a period of several consecutive years. For example, for the year ended December 31, 2019, approximately 78% of our revenue was generated from two customers. Although we have contractual relationships with many of our significant customers, our customers may unilaterally reduce or discontinue their contracts with us at any time. The loss of business from a significant customer could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We rely on certain vendors to supply us with materials and products that, if we were unable to obtain, could adversely affect our business.

We have relationships with key materials vendors, and we rely on suppliers for our purchases of products from them.  Any inability to obtain materials or services in the volumes required and at competitive prices from our major trading partners, the loss of any major trading partner or the discontinuation of vendor financing (if any) may seriously harm our business because we may not be able to meet the demands of our customers on a timely basis in sufficient quantities or at all.  Other factors, including reduced access to credit by our vendors resulting from economic conditions, may impair our vendors’ ability to provide products in a timely manner or at competitive prices.  We also rely on other vendors for critical services such as transportation, supply chain and professional services.  Any negative impacts to our business or liquidity could adversely impact our ability to establish or maintain these relationships. For the years ended December 31, 2019 and 2018, 74% and 55%, respectively of our cost of revenue related to three and two vendors, respectively.

An impairment of goodwill could have a material adverse effect on our financial condition and results of operations.

As December 31, 2019, we had $1,223,520 of goodwill. We perform an impairment test of our goodwill annually during the fourth quarter of our fiscal year or when events occur or circumstances change that would more-likely-than-not indicate that goodwill might be impaired. Factors that may be considered a change in circumstances, indicating that the carrying value of our goodwill may not be recoverable, include a decline in stock price and market capitalization, reduced future cash flow estimates and slower growth rates in our industry. Our annual impairment tests resulted in an impairment of goodwill during fiscal 2019 in the amount of $2,938,653. The annual impairment test during fiscal 2018 resulted in no impairment being recorded. Deterioration in estimated future cash flows in our reporting unit could result in further future goodwill impairment. Changes to our business strategy, changes in industry or market conditions, changes in operating performance or other indicators of impairment could cause us to record a significant impairment charge during the period in which the impairment is determined, negatively impacting our results of operations and financial position.

We currently are, and may in the future be, subject to legal proceedings or investigations, the resolution of which could negatively affect our profitability and cash flows in a particular period.

The nature of our operations exposes us to possible litigation claims, including disputes relating to our operations and commercial and contractual arrangements. Although we make every effort to avoid litigation, these matters are not totally within our control. We will contest these matters vigorously and will make insurance claims where appropriate, but because of the uncertain nature of litigation and coverage decisions, we cannot predict the outcome of these matters. The costs associated with litigation matters could have a material adverse effect on our financial condition and profitability. In addition, our profitability or cash flow in a particular period could be affected by an adverse ruling in any litigation currently pending in the courts or by litigation that may be filed against us in the future. We are also subject to environmental and other government regulation, which could result in administrative proceedings in the future.

Risks Relating to our Business and Industry

We and CPF are dependent on the availability and skill of subcontractors, their willingness to work with us, and their selection of, and ability to obtain, suitable and quality building materials.

We and CPF will rely on subcontractors to perform the actual construction of our building projects and, in many cases, to select and obtain raw materials. Despite detailed specifications and quality control procedures, in some cases, improper construction processes or defective materials may be used to finish construction of our building projects. We and CPF may need to spend money to remediate such problems when they are discovered. Defective products can result in the need to perform extensive repairs to large numbers of buildings. Though subcontracts are written to protect from substandard performance or materials, pervasive problems could adversely affect CPF’s business and therefore our ability to generate royalty income. Our revenue from our CPF is based upon the gross revenue it receives from product sales which is exclusive of amounts repaid or credited by reason of rejection or returns. The inability to contract with skilled subcontractors or general contractors at reasonable costs and on a timely basis could limit our or CPF’s ability to construct and deliver buildings and could erode our profit margins and adversely affect our results of operations and cash flows.

We depend on third parties for transportation services, and limited availability or increases in costs of transportation could adversely affect our business and operations.

Our business depends on the transportation of a large number of products, via railroad or truck. We rely primarily on third parties for transportation of the products we manufacture or distribute and for the delivery of our raw materials. We are also subject to seasonal capacity constraints, which may be severely reduced due to COVID-19 coronavirus, and weather-related delays for both rail and truck transportation. If any of our third-party transportation providers were to fail to deliver raw materials to us or our Modules to our customers in a timely manner, we may be unable to complete projects in a timely manner and may, among other things, incur penalties for late delivery or be unable to use the Modules as intended. In addition, if any of these third parties were to cease operations or cease doing business with us, we may be unable to replace them at reasonable cost. Any failure of a third-party transportation provider to deliver raw materials to us or finished Modules to our customers in a timely manner could harm our reputation, negatively affect our customer relationships, and have a material adverse effect on our operating results, cash flows, and financial condition. Additionally, an increase in transportation rates or fuel surcharges could adversely affect our sales, profitability, and cash flows.

We may have difficulty protecting our proprietary manufacturing processes, which could adversely affect our ability to compete.

We use a proprietary manufacturing process that allows us to be code-compliant in our SGBlocks™ product. Such manufacturing process is unique to the construction industry and is important to ensure our continued success, and we cannot assure you that our efforts to protect our proprietary rights will be sufficient or effective. If other companies replicate our methodology, we could lose our competitive advantage. Any future patent or trademark applications may not lead to issued patents and registered trademarks in all instances. We also cannot be assured that the scope of any patents issued in the future will be sufficiently broad to offer meaningful protection. Others may develop or patent similar or superior technologies, products or services, and our intellectual property rights may be challenged, invalidated, misappropriated or infringed by others. If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our business and revenue could be materially and adversely affected.

Expansion of our operations may strain resources, and our failure to manage growth effectively could adversely impact our operating results and harm our ability to attract and retain key personnel.

Increased orders for our Modules have placed, and may continue to place, a strain on our operational, financial, and managerial resources and personnel. In addition, execution of our growth strategy will require further substantial capital and effective planning. Significant rapid growth on top of our current operations could greatly strain our internal resources, leading to a lower quality of customer service, reporting problems, and delays, resulting in a loss of market share and other problems that could adversely affect our financial performance. Our efforts to grow could place an additional strain on our personnel, management systems, liquidity, and other resources. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower, no or negative growth, critical shortages of cash and a failure to achieve or sustain profitability.

Our clients may adjust, cancel or suspend the contracts in our backlog; as such, our backlog is not necessarily indicative of our future revenues or earnings. In addition, even if fully performed, our backlog is not a good indicator of our future gross margins.

Backlog represents the total dollar amount of revenues we expect to record in the future as a result of performing work under contracts we have been awarded. Backlog may fluctuate significantly due to the timing of orders or awards for large projects and is not necessarily indicative of future backlog levels or the rate at which backlog will be recognized as revenue. We include in backlog only those contracts for which we have reasonable assurance that the customer can obtain the permits for construction and can fund the construction. As of December 31, 2018, our backlog totaled approximately $97.7 million and as of December 31, 2019, our backlog totaled approximately $17.6 million. The decrease in backlog at December 31, 2019 from December 31, 2018 is primarily attributable to us moving a contract of approximately $25 million out of backlog after receiving a cancellation notice from the customer and moving two contracts of approximately $70 million out of backlog due to the exclusive License Agreement. Our backlog includes one large contract entered into by us during the third quarter of 2019 in the amount of approximately $17 million as described in more detail in “Note 10—Construction Backlog” of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. We cannot provide assurance that our backlog will be realized as revenues in the amounts reported or, if realized, will result in profits. In accordance with industry practice, substantially all of our contracts are subject to cancellation, termination or suspension at our customer’s discretion. In the event of a project cancellation, we generally would not have a contractual right to the total revenue reflected in our backlog. Projects can remain in backlog for extended periods of time because of the nature of the project and the timing of the particular services required by the project. In addition, the risk of contracts in backlog being cancelled or suspended generally increases during periods of widespread economic slowdowns or in response to changes in commodity prices.

The contracts in our backlog are subject to changes in the scope of services to be provided and adjustments to the costs relating to the contracts. The revenue for certain contracts included in backlog is based on estimates. Additionally, our performance of our individual contracts can affect greatly our gross margins and, therefore, our future profitability. We can provide no assurance that the contracts in backlog, assuming they produce revenues in the amounts currently estimated, will generate gross margins at the rates we have realized in the past.

Our liability for estimated warranties may be inadequate, which could materially adversely affect our business, financial condition and results of operations.

We are subject to construction defect and warranty claims arising in the ordinary course of business. These claims are common in the construction industry and can be costly. At this time, our third-party providers offer guarantees and warranties in accordance with industry standards that flow through to our clients. A large number of warranty claims could have a material adverse effect on our results of operations.

We can be adversely affected by failures of persons who act on our behalf to comply with applicable regulations and guidelines.

Although we expect all of our associates (i.e., employees), officers and directors to comply at all times with all applicable laws, rules and regulations, there are instances in which subcontractors or others through whom we do business may engage in practices that do not comply with applicable regulations or guidelines.  It is possible that our associates may become aware of these practices but do not take steps to prevent them.  If we learn of practices relating to buildings constructed on our behalf that do not comply with applicable regulations or guidelines, we will move actively to stop the non-complying practices as soon as possible, and we will take disciplinary action with regard to our associates who were aware of the practices, including in some instances terminating their employment. However, regardless of the steps we take, we may be subject to fines or other governmental penalties, and our reputation may be negatively affected.

The cyclical and seasonal nature of the construction industry causes our revenues and operating results to fluctuate, and we expect this cyclicality and seasonality to continue in the future.

The construction industry is highly cyclical and seasonal and is influenced by many international, national and regional economic factors, including the availability of consumer and wholesale financing, which may be severely reduced due to COVID-19 coronavirus, seasonality of demand, consumer confidence, interest rates, income levels and general economic conditions, including inflation and recessions. As a result of the foregoing factors, the revenues and operating results we derive from customers and CPF will fluctuate and we currently expect them to continue to fluctuate in the future. Moreover, we have experienced, and may continue to experience, operating losses during cyclical downturns in the construction market. These and other economic factors could have a material adverse effect on demand for our products and our financial condition and operating results.

Our business depends on the construction industry and general business, financial market and economic conditions.

The construction industry is cyclical and significantly affected by changes in general and local economic and real estate conditions, such as employment levels, consumer confidence, demographic trends, housing demand, inflation, deflation, interest rates and credit availability. Changes in these general and local economic conditions or deterioration in the broader economy could negatively impact the level of purchases, capital expenditures and creditworthiness of our indirect customers and suppliers to CPF s, and, therefore, our royalty income and financial condition, results of operations and cash flows. Changes in these economic conditions may affect some of our regions or markets more than others. If adverse conditions affect our larger markets, they could have a proportionately greater impact on us than on some other companies. In addition, any uncertainty regarding global economic conditions may have an adverse effect on the results of operations and financial condition of us or our customers, distributors and suppliers, such as negative effects of currency exchange fluctuations. A shortage of labor in the construction industry could also have an impact on our financial results.

Our business relies on private investment and a slower than expected economy may adversely affect our results.

A significant portion of our sales and those of CPF are for projects with non-public owners, such as non-residential builders and home builders who make investments with private funds into their projects. Construction spending is affected by their customers’ ability to finance projects, which may be severely reduced due to the COVID-19 coronavirus. Residential and nonresidential construction could decline if companies and consumers are unable to finance construction projects or if the economy slows or is stalled, which could result in delays or cancellations of capital projects. If the economy slows, or if housing starts and nonresidential projects do not increase, sales of our products directly by us to consumers or by CPF and related services may decline, and our financial position, results of operations and liquidity could be materially adversely affected.

A material disruption at one of our suppliers’ facilities could prevent us from meeting customer demand, reduce our sales and negatively affect our overall financial results.

Any of the following events could cease or limit operations unexpectedly: fires, floods, earthquakes, hurricanes, on-site or off-site environmental incidents or other catastrophes; global pandemic; utility and transportation infrastructure disruptions; labor difficulties; other operational problems; or war, acts of terrorism or other unexpected events. Any downtime or damage at our suppliers’ facilities could prevent us from meeting customer demand for our products or require us to make more expensive purchases from a competing supplier. If our suppliers were to incur significant downtime, our ability to satisfy customer requirements could be impaired, resulting in customers seeking products from other distributors, as well as decreased customer satisfaction and lower sales and operating income.

Environmental, health and safety laws and regulations and any changes to, or liabilities arising under, such laws and regulations could have a material adverse effect on our financial condition, results of operations and liquidity.

We are subject to a variety of federal, state and local laws and regulations relating to, among other things: the release or discharge of materials into the environment; the management, use, generation, treatment, processing, handling, storage, transport or disposal of solid and hazardous wastes and materials; and the protection of public and employee health and safety and the environment. These laws and regulations may expose us to liability for the conduct of others or for our actions, even if such actions complied with all applicable laws at the time these actions were taken. These laws and regulations may also expose us to liability for claims of personal injury or property or natural resource damage related to alleged exposure to, or releases of, regulated or hazardous materials. The existence of contamination at properties we own, lease or operate could also result in increased operational costs or restrictions on our ability to use those properties as intended, including for purposes of construction materials distribution. In addition, because our properties are generally situated adjacent to or near industrial companies, our properties may be at an increased risk of having environmental contaminants from other properties spill or migrate onto or otherwise affect our properties.

Despite our compliance efforts, there is an inherent risk of liability in the operation of our business, especially from an environmental standpoint, and, from time to time, we may be in noncompliance with environmental, health and safety laws and regulations. These potential liabilities or non-compliances could have an adverse effect on our operations and profitability. In some instances, we must have government approvals, certificates, permits or licenses in order to conduct our business, which may require us to make significant capital, operating and maintenance expenditures to comply with environmental, health and safety laws and regulations. Our failure to obtain and maintain required approvals, certificates, permits or licenses or to comply with applicable governmental requirements could result in sanctions, including substantial fines or possible revocation of our authority to conduct some or all of our operations. The cost of complying with such laws could have a material adverse effect on our financial condition, results of operations and liquidity.

Our business may be subject to economic and political risks of operating and obtaining supplies from foreign countries, including adverse impact of changes in international trade and tariff policies.

We operate in and source some of our products from outside of the United States, and our suppliers may also rely upon non-domestic products. As such, any significant changes to, among other things, the general political and social conditions in foreign counties in which we maintain operations or sourcing relationships, unfavorable changes in U.S. trade legislation and regulation, the recent outbreak of the COVID-19 coronavirus, the imposition of governmental economic sanctions on countries in which we do business or other trade barriers, threats of war, terrorism or governmental instability, labor disruptions, currency controls, fluctuating exchange rates with respect to contracts not denominated in U.S. dollars and unanticipated or unfavorable changes in government policies with respect to laws and regulations, anti-inflation measures and method of taxation. If we are unable to navigate foreign regulatory environments, or if we are unable to enforce our contract rights in foreign countries, our business could be adversely impacted. Any of these events could interrupt our business and cause operational disruptions, increase our costs of operations, reduce our sales or otherwise have an adverse effect on our operating performance.

The U.S. government has indicated its intent to alter its approach to trade policy, including, in some instances, to revise, renegotiate or terminate certain multilateral trade agreements. It has also imposed new tariffs on certain foreign goods and raised the possibility of imposing additional increases or new tariffs on other goods. Such actions have, in some cases, led to retaliatory trade measures by certain foreign governments. Such policies could make it more difficult or costly for us to do business in or procure products from those countries. In turn, we may need to raise prices or make changes to our operations, which could negatively impact our revenue or operating results. At this time, it remains unclear what additional actions, if any, will be taken by the U.S. government or foreign governments with respect to tariff and international trade agreements and policies, and we cannot predict future trade policy or the terms of any revised trade agreements or any impact on our business.

Our operating results will be subject to fluctuations and are inherently unpredictable.

In order to return to profitability, we will need to generate and sustain higher revenue while maintaining reasonable cost and expense levels. In our most recent quarter, we experienced a loss. We do not know if our revenue will grow, or if it will grow sufficiently to outpace our expenses, which we expect to increase as we expand our operational capacity. We may not be able to become profitable on a quarterly or an annual basis. Our quarterly revenue and operating results will be difficult to predict and have in the past fluctuated from quarter to quarter. The amount, timing and mix of project sales, often for a single medium or large-scale project, may cause large fluctuations in our revenue and other financial results. Further, our revenue mix of high margin materials sales versus lower margin projects can fluctuate dramatically quarter to quarter, which may adversely affect our revenue and financial results in any given period. Finally, our ability to meet project completion schedules for an individual project and the corresponding revenue impact under the percentage-of-completion method of recognizing revenue, may similarly cause large fluctuations in our revenue and other financial results. This may cause us to miss any future guidance announced by us.

We base our planned operating expenses in part on our expectations of future revenue, and a significant portion of our expenses are fixed in the short-term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. This may cause us to miss any guidance announced by us.

Cybersecurity risks related to the technology used in our operations and other business processes, as well as security breaches of company, customer, employee and vendor information, could adversely affect our business.

We rely on various information technology systems to capture, process, store and report data and interact with customers, vendors and employees. Despite careful security and controls design, as the prevalence of cyber-attacks continues to increase, our information technology systems, and those of our third-party providers, could become subject to increased security threats, such as phishing and malware incidents. Our security measures may be unable to prevent certain security breaches, and any such network, system, data or other breaches could result in misappropriation of sensitive data, transactional errors, theft of funds, business disruptions, loss of or damage to intellectual property, loss of customers and business opportunities, unauthorized access to or disclosure of confidential or personal information (which could cause a breach of applicable data protection legislation), regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensatory costs and additional compliance costs, any of which could have a material adverse effect on our reputation, business, financial condition, results of operations and cash flows.

Because the techniques used to obtain unauthorized access to, or disable, degrade or sabotage, information technologies systems change frequently, and may not be recognized until after they have been launched against a target, we may be unable to anticipate these techniques, implement adequate preventative measures or remediate any breach in a timely or effective manner. In addition, the development and maintenance of preventative or detective measures is costly, and requires ongoing monitoring and updating as technologies change and efforts to circumvent security measures become more sophisticated. As well as incurring additional costs, sophisticated hardware and operating system software and applications that we procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the systems, or we may be unable to successfully integrate and launch new systems as planned without disruptions to our operations. Misuse of internal applications, theft of intellectual property, trade secrets, funds or other corporate assets and inappropriate disclosure of confidential information could stem from such incidents.

Despite our efforts, we remain potentially vulnerable to cyber-attacks and security breaches, and any such attack or breach could adversely affect our reputation, business, financial condition or results of operations.

We could suffer adverse tax and other financial consequences if we are unable to utilize our net operating loss carryforwards.

At December 31, 2019, we had tax net operating loss carryforwards totaling approximately $12.9 million. The net operating loss expires beginning 2030 through 2037 for those losses generated in 2017 and prior years. Approximately $5.5 million of such net operating losses will carryforward indefinitely and be available to offset up to 80% of future taxable income each year. Subsequent to December 31, 2019, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was passed, which temporarily removes such 80% limitation for years 2019 and 2020. At December 31, 2019, we had a valuation allowance of $3.1 million, primarily related to net operating loss carryforwards that are not more likely than not to be utilized due to an inability to carry back these losses in most states and short carryforward periods that exist in certain states. If we are unable to use our net operating losses, we may be required to record charges or reduce our deferred tax assets, which could have an adverse effect on our results of operations.

Risks Relating to the Construction Sector

We and CPF may be dependent upon third-party financing, and our financial condition and results of operations could be negatively affected if additional third-party financing for our customers does not become available

Our business and earnings depend substantially on our ability and the ability of CPF to obtain financing for the development of their construction projects, which may be adversely impacted by the recent COVID-19 coronavirus outbreak. The availability and cost of such financing is further dependent on the number of financial institutions participating in the industry, the departure of financial institutions from the industry, the financial institutions’ lending practices, the strength of the domestic and international credit markets generally, governmental policies and other conditions, all of which are beyond our control. In light of the current economic climate, some of our projects and those of CPF may not be successful in obtaining additional funds in a timely manner, on favorable terms or at all. The availability of borrowed funds, especially for construction financing, has been greatly reduced, and lenders may require project developers to invest increased amounts of equity in a project in connection with both new loans and the extension of existing loans. Unfavorable changes in the availability and terms of financing in the industry will have a material adverse effect on certain privately financed projects.

Our results of operations also depend on the ability of any potential privately financed licensees to obtain loans for the purchase of new buildings. Over the past few years, lenders have tightened the credit underwriting standards, which have reduced lending volumes. If this trend continues, it would negatively impact CPF’s sales and our royalty income, which depend in large part on the availability and cost of financing. In addition, where our potential customers must sell their existing buildings or real estate in order to develop new buildings, increases in mortgage costs and/or lack of availability of mortgages could prevent buyers of potential customers’ existing buildings from obtaining the mortgages they need to complete their purchases, which would result in our potential customers’ inability to make purchases from us. If our potential customers cannot obtain suitable financing, our sales and results of operations would be adversely affected.

The construction industry is highly competitive, and such competition may increase the adverse effects of industry conditions, including the consolidation of the industry.

We operate in a very competitive environment characterized by competition from numerous local, regional and national builders. We may compete for financing, raw materials and skilled management and labor resources. A decline in construction starts could adversely affect demand for our buildings and our results of operations. Increased competition could require us to further increase our selling incentives and/or reduce our prices, which could negatively affect our profits. We may be unable to successfully expand into or compete in the markets in new geographic areas. In addition, while we believe our ESR may improve our competitive position by potentially expediting reviews and approvals by state and local building departments and certifying our specific quality control and design acceptance criteria, there is no assurance that it will have the desired impact.

There can be no assurance that Modules or modular construction techniques that utilize our technology and expertise will achieve market acceptance and grow; thus, the future of our business and the modular construction industry as a whole is uncertain.

There can be no assurance that we will achieve market acceptance for our technology and expertise or that the modular construction market will grow. Our business may be disrupted by the introduction of new products and services and is subject to changing consumer preferences and industry trends, which may adversely affect our ability to plan for the future development and marketing of our products. Although Modules have particular applications in a wide variety of market segments, there is no assurance that we will be able to expand our relationship within such market segments or, even if we do, that general market acceptance for our technology and expertise or Modules will continue to increase.

Government regulations and legal challenges may delay the start or completion of our projects, increase our expenses or limit our building activities, which could have a negative impact on our operations.

Various domestic and international rules and regulations concerning building, zoning, sales and similar matters apply to and/or affect the construction industry. Governmental regulation affects construction activities, as well as sales activities, mortgage lending activities and other dealings with consumers.  These industries also have experienced an increase in state and local legislation in the United States and regulations that limit the availability or use of land. Municipalities may also restrict or place moratoriums on the availability of utilities, such as water and sewer taps. In some areas, municipalities may enact growth control initiatives, which restrict the number of building permits available in a given year. In addition, we may be required to apply for additional approvals or modify our existing approvals because of changes in local circumstances or applicable law. If governments in locations in which we operate take actions like the ones described, they could adversely affect our business by causing delays, increasing our costs or limiting our ability to operate in those areas. Further, we may experience delays and increased expenses as a result of legal challenges to our proposed projects, whether brought by governmental authorities or private parties. Failure to comply with laws or regulations applicable to or affecting us, or the passage in the future of new and more stringent laws affecting us, may adversely affect our financial condition or results of operations.

The dangers inherent in our operations, such as disruptions to our facilities and project sites, and the limits on insurance coverage could expose us to potentially significant liability costs and materially interfere with the performance of our operations.

While we believe our insurance coverage is adequate and in line with our industry’s standards, all construction, including modular construction, involves operating hazards that can cause personal injury or loss of life, severe damage to and destruction of property and equipment and suspension of operations, including, but not limited to, natural or man-made disruptions to our facilities and project sites. The failure of such structures during and after installation can result in similar injuries and damages. Although we believe that our insurance coverage is adequate, there can be no assurance that we will be able to maintain adequate insurance in the future at rates we consider reasonable, or that our insurance coverage will be adequate to cover future claims that may arise. Claims for which we are not fully insured may adversely affect our working capital and profitability. In addition, changes in the insurance industry have generally led to higher insurance costs and decreased availability of coverage. The availability of insurance that covers risks we and our competitors typically insure against may decrease, and the insurance that we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

Risks Relating to Ownership of our Common Stock and this Offering

Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting of our common stock.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq” or the “Nasdaq Capital Market”), which imposes, among other requirements, a minimum bid requirement. On July 1, 2019, we received a letter from Nasdaq that, because the closing bid price for our common stock was below $1.00 for 30 consecutive business days, we no longer met the minimum bid price requirement for continued listing on Nasdaq. On February 21, 2020, we  received written notice from the Listing Qualifications department of Nasdaq notifying us that we had regained compliance with the minimum bid price and stockholder’s equity rules.

The delisting of our common stock from Nasdaq may make it more difficult for us to raise capital on favorable terms in the future, or at all. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. Further, if our common stock were to be delisted from Nasdaq, our common stock would cease to be recognized as a covered security, and we would be subject to additional regulation in each state in which we offer our securities. Moreover, there is no assurance that any actions that we take to restore our compliance with the Nasdaq minimum bid requirement would stabilize the market price or improve the liquidity of our common stock, prevent our common stock from falling below the Nasdaq minimum bid price required for continued listing again or prevent future non-compliance with Nasdaq’s listing requirements.

There can be no assurance that we will continue to meet the minimum bid price requirement, or any other requirement in the future. If we fail to meet the minimum bid price requirement, or other applicable Nasdaq listing requirements, including maintaining minimum levels of stockholders’ equity or market values of our common stock, our common stock could be delisted. Delisting from Nasdaq would cause us to pursue eligibility for trading of our common stock on other markets or exchanges, or on an over-the-counter market. In such case, our stockholders’ ability to trade or obtain quotations of the market value of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices of these securities. There can be no assurance that our common stock, if delisted from the Nasdaq, would be listed on a national securities exchange, a national quotation service or the over-the-counter markets. Delisting from the Nasdaq could also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of our common stock, decrease securities analysts’ coverage of us or diminish investor, supplier and employee confidence. In addition, our stock could become a “penny stock,” which would make trading of our common stock more difficult.

Our stock price has been subject to fluctuations in the past, has recently been volatile, and will likely continue to be subject to fluctuations and decline, due to factors beyond our control, and investors in our common stock may lose all or part of their investment in our company.

Prior to the public offering of our stock in June 2017, there was no market for shares of our common stock. Shares of our common stock were sold in our June 2017 public offering at a price of $100.00 per share and in our December 2019 public offering at a price of $3.00 per share. Although our common stock is listed on the Nasdaq Capital Market, the market price of our common stock may be subject to wide fluctuations in response to various factors, some of which are beyond our control, including, but not limited to:

●	economic and market conditions or trends in our industry or the economy as a whole and, in particular, in the construction industry;

●	additions or departures of key personnel;

●	operating results that fall below expectations;

●	industry developments;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	material litigation or government disputes;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	changes in financial estimates or recommendations by any securities analysts who follow our common stock;

●	the size of our market float and potential dilution due to the exercise of outstanding options and warrants;

●	future sales of our common stock by our officers, directors and significant stockholders, including sales pursuant to a registration statement filed to permit a significant stockholder to sell shares of our common stock, pursuant to certain registration rights granted to such stockholder;

●	other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of the COVID-19 novel coronavirus, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability; and

●	period-to-period fluctuations in our financial results.

In addition, the securities markets have, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Since the stock price of our common stock has fluctuated in the past, has recently been volatile and will likely be volatile in the future, investors in our common stock may lose all or part of their investment in our company. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

The trading in our stock has in the past and may continue to be very volatile.

Our stock price and the trading volume of our stock continue to be very volatile. As such, investors may find it difficult to obtain accurate stock price quotations and holders of our stock may be unable to resell their stock at desirable prices. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short period of time. As a result, our stockholders could suffer losses or be unable to liquidate holdings.

Sales of a substantial number of shares of our common stock in the public market, or the perception that they might occur, could cause the price of our common stock to decline.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

Pursuant to certain registration rights, we filed a registration statement in 2018 to permit a significant stockholder to sell its shares of our common stock; we expect that, because there were a large number of shares registered pursuant to such registration statement, the selling stockholder will continue to offer shares covered by such registration statement for a significant period of time, the precise duration of which cannot be predicted, Accordingly, any adverse market or price pressures resulting from sales by the significant stockholder may continue for an extended period of time and cause continued negative pressure on the market price of our common stock, which could have a material adverse effect on our ability to raise additional equity capital.

In addition, shares subject to outstanding options under our SG Blocks, Inc. Stock Incentive Plan (the “Incentive Plan”) will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. Substantial sales of such shares, at that time, could depress the sale price of our common stock.

Significant sales of our common stock, or the possibility that these sales may occur, might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In addition, we may issue shares of our common stock in connection with investments or acquisitions in the future. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

As of May 1, 2020, our directors and executive officers beneficially own approximately 4.0% of our outstanding common stock and three of our stockholders beneficially owns approximately 8.9%, 7.5% and 7.2%, respectively, of our outstanding common stock. Accordingly, these stockholders will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, merger, consolidation, or sale of all or substantially all of our assets, or any other significant corporate transaction. The interests of these stockholders may not be the same as, or may even conflict with, investors’ interests. For example, these stockholders could delay or prevent a change in control of us, even if such a change in control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of us or our assets and might affect the prevailing price of our common stock. The significant concentration of stock ownership may negatively impact the price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

The issuance of additional securities by our Board of Directors (the “Board” or “Board of Directors”) will dilute the ownership interests of our current stockholders and could discourage the acquisition of us.

Our Board, without any action by our stockholders, is authorized to designate and issue additional classes or series of capital stock (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such classes or series, and we currently have an effective universal shelf registration statement on file with the SEC, providing for the potential issuance of shares of our common stock and other securities. The issuance of any new class or series of capital stock would not only dilute the ownership interest of our current stockholders but may also adversely affect the voting power and other rights of holders of common stock. The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights of the holders of the existing class of common stock in terms of the payment of ordinary and liquidating dividends and voting rights.

In addition, the ability of the Board to designate and issue such shares could impede or deter an unsolicited tender offer or takeover proposal regarding us and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock and render more difficult the removal of current management, even if such removal may be in the stockholders’ best interests.

We do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, restrictions imposed by applicable law and other factors our Board of Directors deem relevant. Accordingly, if you purchase shares of our common stock, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

If securities or industry analysts do not publish research or reports about our business or our industry, or publish negative reports about our business or our industry, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us, our business, our industry or our competitors. If one or more of the analysts who cover us change their recommendation regarding our stock adversely, change their opinion of the prospects for our company in a negative manner or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Certain provisions of Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

Certain provisions of Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of our company, or limit the price that investors may be willing to pay in the future for shares of our common stock. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Such provisions may discourage, delay or prevent a merger or acquisition of the Company, including a transaction in which the acquirer may offer a premium price for our stock.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on the Nasdaq Capital Market and if the price of our shares of common stock is less than $5.00, our common stock will be deemed a penny stock (meaning that our shares may be considered highly speculative and may trade infrequently, which can make them difficult to accurately price or sell). The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

As a “smaller reporting company,” we may avail ourselves of reduced disclosure requirements, which may make our common stock less attractive to investors.

We are a “smaller reporting company” under applicable SEC rules and regulations, and, as a result of the SEC’s recent amendment to the definition of “smaller reporting company,” we will continue to be a “smaller reporting company” for so long as either (i) the market value of our common stock held by non-affiliates as of the end of our most recently completed second quarter (“public float”) is less than $250 million or (ii) annual revenues of less than $100 million during the most recently completed fiscal year and (A) no public float or (B) a public float of less than $700 million. As a “smaller reporting company,” we have relied on exemptions from certain SEC disclosure requirements that are applicable to other public companies. These exemptions include reduced financial disclosure and reduced disclosure obligations regarding executive compensation. Until such time as we cease to be a “smaller reporting company,” such reduced disclosure in our SEC filings may make it harder for investors to analyze our operating results and financial prospects. If some investors find our common stock less attractive as a result of our reduced disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our shares of common stock are from time to time thinly traded, so stockholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock has from time to time been “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give stockholders any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

There is no public market for the pre-funded warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the pre-funded warrants will be limited.

The pre-funded warrants are speculative in nature.

The pre-funded warrants offered hereby do not confer any rights of common stock ownership on their respective holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may exercise their right to acquire the common stock and pay an exercise price of $0.001 per share. Moreover, following this offering, the market value of the pre-funded warrants is uncertain and there can be no assurance that the market value of the pre-funded warrants will equal or exceed their public offering price.

In the event that our common stock price does not exceed the exercise price of the pre-funded warrants during the period when the pre-funded warrants are exercisable, as applicable, such warrants may not have any value.

Holders of the pre-funded warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire our common stock.

Until holders of the pre-funded warrants acquire shares of our common stock upon exercise thereof, holders of such pre-funded warrants will have no rights with respect to the shares of our common stock underlying such pre-funded warrants. Upon exercise of the pre-funded warrants, such holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, including statements regarding the progress and timing of our product development, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected future revenues, operations and expenditures and projected cash needs. The forward-looking statements are contained principally in the sections of this prospectus entitled “Prospectus Summary” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and in the documents incorporated by reference. These statements relate to future events of our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Those risks and uncertainties include, among others:

●	general economic, political and financial conditions, both in the United States and internationally;

●	our ability to obtain additional financing on acceptable terms, if at all, or to obtain additional capital in other ways;

●	our ability to increase sales, generate income, effectively manage our growth and realize our backlog;

●	competition in the markets in which we operate, including the consolidation of our industry, our ability to expand into and compete in new geographic markets and our ability to compete by protecting our proprietary manufacturing process;

●	a disruption or cybersecurity breach in our or third-party suppliers’ information technology systems;

●	our ability to adapt our products and services to industry standards and consumer preferences and obtain general market acceptance of our products;

●	product shortages and the availability of raw materials, and potential loss of relationships with key vendors, suppliers or subcontractors;

●	the seasonality of the construction industry in general, and the commercial and residential construction markets in particular;

●	a disruption or limited availability with our third-party transportation vendors;

●	the loss or potential loss of any significant customers;

●	exposure to product liability, including the possibility our liability for estimated warranties may be inadequate, and various other claims and litigation;

●	our ability to attract and retain key employees;

●	our ability to attract private investment for sales of product, the credit risk from our customers and our customers’ ability to obtaining third-party financing if and as needed;

●	an impairment of goodwill;

●	the impact of federal, state and local regulations, including changes to international trade and tariff policies, and the impact of any failure of any person acting on our behalf to comply with applicable regulations and guidelines;

●	costs incurred relating to current and future legal proceedings or investigations;

●	the cost of compliance with environmental, health and safety laws and other local building regulations;

●	our ability to utilize our net operating loss carryforwards and the impact of changes in the United States’ tax rules and regulations;

●	dangers inherent in our operations, such as natural or man-made disruptions to our facilities and project sites, and the adequacy of our insurance coverage;

●	our ability to comply with the requirements of being a public company, including Nasdaq Capital Market listing requirements;

●	fluctuations in the price of our common stock, including decreases in price due to sales of significant amounts of stock;

●

potential dilution of the ownership of our current stockholders due to, among other things, public offerings or private placements by the Company or issuances upon the exercise of outstanding options or warrants and the vesting of restricted stock units;

●	the ability of our principal stockholders, management and directors to potentially exert control due to their ownership interest;

●	any ability to pay dividends in the future;

●	potential negative reports by securities or industry analysts regarding our business or the construction industry in general;

●	Delaware law provisions discouraging, delaying or preventing a merger or acquisition at a premium price;

●	our ability to remain listed on the Nasdaq Capital Market and the possibility that our stock will be subject to penny stock rules;

●	other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of the recent outbreak of novel coronavirus (COVID-19), and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability; and

●	our classification as a smaller reporting company resulting in, among other things, a potential reduction in active trading of our common stock or increased volatility in our stock price.

Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the objectives and plans of ours will be achieved. Readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date on which such statements are made. Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $13.475 million, based on an assumed offering price of $3.99 per share of common stock, or approximately $15.567 million if the underwriters exercise in full their option to purchase additional shares of common stock, assuming no sale of any pre-funded warrants based on an assumed public offering price of $3.99 per share for the common stock, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020) and after deducting the estimated underwriting discount and estimated offering expenses payable by us. The public offering price per common share will be determined between us, the underwriter and investors based on market conditions at the time of pricing and may be at a discount to the current market price of our common stock. We will only receive additional proceeds from the exercise of the pre-funded warrants issuable in this offering if such pre-funded warrants are exercised at its exercise price of $0.001 per share of our common stock and the holders of such pre-funded warrants pay the exercise price of such pre-funded warrants in cash.

Except where indicated, the foregoing discussion assumes no exercise of the underwriters’ option to purchase up to 187,970 additional shares of common stock.

A $0.50 increase (decrease) in the assumed public offering price of $3.99 per share of common stock would increase (decrease) the expected net proceeds of the offering to us by approximately $1.73 million, assuming no sale of any pre-funded warrants and that the number of shares sold by us remains the same. We may also increase or decrease the number of shares of our common stock we are offering (assuming no sale of any pre-funded warrants). An increase (decrease) of 250,000 in the number of shares sold in this offering would increase (decrease) the expected net proceeds of the offering to us by approximately $.92 million assuming that the assumed public offering price per share remains the same. An increase (decrease) of 500,000 in the number of shares sold in this offering would increase (decrease) the expected net proceeds of the offering to us by approximately $1.84 million.

We intend to use the net proceeds from this offering primarily for working capital and general corporate purposes and engaging in acquisitions or other business combinations or investments, sales and marketing activities, general and administrative matters and capital expenditures.

The amounts and timing of our actual expenditures will depend on numerous factors, including our business operations, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2019:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance of 440,000 shares of our common stock in the April 2020 Offering and the receipt of net proceeds of approximately $1,500,000 and the addition of 12,672 shares of common stock upon the vesting of restricted stock units subsequent to December 31, 2019; and

●	on a pro forma as adjusted basis to give effect to the sale of 3,759,398 shares of common stock in this offering at the assumed public offering price of $3.99 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020), after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering.

This capitalization table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and notes to those financial statements that are incorporated by reference in this prospectus.

	As of December 31, 2019
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash Equivalents	$1,625,671	$3,134,871	$16,609,871

Common stock, $0.01 par value, 25,000,000 shares authorized; 1,157,890 issued and outstanding as of December 31, 2019; Preferred Stock, $1.00 par value, 5,405,010 shares authorized, no shares issued and outstanding	$11,579	$16,105	$53,699
Additional paid-in capital	$21,932,387	$23,437,061	$36,874,467
Accumulated deficit	$(17,583,817)	$(17,583,817)	$(17,583,817)
Total stockholders’ equity	$4,360,149	$5,869,349	$19,344,349
Total liabilities and stockholder’s equity	$6,634,611	$8,143,811	$21,618,811

Each increase (decrease) of 250,000 shares of common stock to be purchased at $3.99 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020, assuming no sale of any pre-funded warrants) would increase or (decrease) additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $.92 million, assuming the offering price remains at $3.99 and after deducting estimated underwriters’ discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 500,000 shares of common stock to be purchased at $3.99 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020 would increase or (decrease) additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $1.84 million, assuming the offering price remains at $3.99 and after deducting estimated underwriters’ discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants.

A $0.50 increase (decrease) in the assumed public offering price of $3.99 per share of common stock, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020, assuming no sale of any pre-funded warrants would result in an incremental increase (decrease) in each of our additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on an as adjusted basis by approximately $1.73 million, assuming that the number of shares of our common stock sold by us as set forth on the cover page of this prospect remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants.

Unless we indicate otherwise, all information in this Capitalization section:

●	assumes no exercise by the underwriters of their over-allotment option;

●	assumes no exercise of the representative’s warrants to be issued to the representative of the underwriters in this offering;

●	assumes that no investor has elected to purchase pre-funded warrants in lieu of common stock;

●	excludes 53,190 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $35.14;

●	excludes 53,170 shares of our common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $81.20; and

●	excludes 9,187 restricted stock units (vested and unvested) granted under our SG Blocks, Inc. Stock Incentive Plan.

DILUTION

If you purchase shares of our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share after giving effect to this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution in net tangible book value per share represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.

Our pro forma net tangible book value as of December 31, 2019, was $2,347,024 or approximately $1.46 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets as adjusted to take into account cash proceeds of approximately $1.5 million from the issuance of 440,000 shares of our common stock in the April 2020 Offering and the addition of 12,672 shares of common stock upon the vesting of restricted stock units subsequent to December 31, 2019.

After giving effect to the assumed sale by us of 3,759,398 shares of our common stock in this offering at an assumed public offering price of $3.99 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020), after deducting the estimated underwriting discount and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants, our as adjusted net tangible book value as of December 31, 2019 would have been approximately $15.82 million, or approximately $2.95 per share. This represents an immediate increase in as adjusted net tangible book value of $1.49 per share to existing stockholders and an immediate dilution of $1.04 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$3.99
Pro forma net tangible book value per share as of December 31, 2019	$1.46
Increase in pro forma net tangible value per share attributable to new investors	$1.49
As adjusted pro form net tangible book value per share as of December 31, 2019, after giving effect to this offering		$2.95
Dilution per share to new investors purchasing shares in this offering		$1.04

A $0.50 increase (decrease) in the assumed public offering price of $3.99 per share would result in an incremental increase (decrease) in our pro forma as adjusted net tangible book value of approximately $1.73 million or approximately $.32 per share, assuming no sale of any pre-funded warrants, and would result in an incremental increase (decrease) in the dilution to new investors of approximately $.18 per share, assuming that the number of shares of our common stock sold by us remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants.

We may also increase or decrease the number of shares of common stock we are offering from the assumed number of shares of common stock set forth above. An increase (decrease) of 250,000 in the assumed number of shares of common stock sold by us in this offering would result in an incremental increase (decrease) in our pro forma as adjusted net tangible book value of approximately $.92 million or approximately $.03 per share, and assuming no sale of any pre-funded warrants, and would result in an incremental increase (decrease) in the dilution to new investors of ($.03) per share, assuming that the assumed public offering price of the common stock remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. An increase (decrease) of 500,000 in the assumed number of shares of common stock sold by us in this offering would result in an incremental increase (decrease) in our pro forma as adjusted net tangible book value of approximately $1.84 million or approximately $.06 per share, and would result in an incremental increase (decrease) in the dilution to new investors of (.06) per share, assuming that the assumed public offering price of the common stock remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of securities in this offering and other terms of this offering determined at pricing. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of securities in this offering and other terms of this offering determined at pricing.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants, or the sale of any pre-funded warrants in this offering or the exercise of any such pre-funded warrants. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has traded on The Nasdaq Capital Market under the symbol “SGBX” since June 22, 2017. Prior to that time, there was no public market for our common stock. As of May 1, 2020, there were approximately 82 stockholders of record of our common stock. This number does not include beneficial owners from whom shares are held by nominees in street name. Accordingly, the number of beneficial owners of our common stock exceeds this number.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our common stock will be at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

DESCRIPTION OF OUR SECURITIES

The following summary description of our securities is based on the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and on the provisions of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), and is qualified entirely by reference to the applicable provisions of the DGCL and copies of our Certificate of Incorporation and our Bylaws that are filed as exhibits to the registration statement of which this prospectus forms a part. For further information on how to obtain copies of such documents, please refer to the heading “Where You Can Find More Information” in this prospectus.

As of the date of this prospectus, we are authorized by our Certificate of Incorporation to issue an aggregate of (i) 25,000,000 shares of common stock, par value $0.01 per share, and (ii) 5,405,010 shares of preferred stock, par value $1.00 per share. As of the date of this prospectus, there were 1,610,524 shares of common stock issued and outstanding and zero shares of preferred stock outstanding.

Common Stock

Voting.  Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Our directors are elected by a plurality of the votes cast by the stockholders entitled to vote at our annual meeting of stockholders.

Dividends.  Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive dividends ratably when, as and if declared by our Board of Directors, out of funds legally available for that purpose. We have not paid any dividends on our common stock and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

Liquidation. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any.

Rights and Preferences.  The holders of our common stock have no preemptive, subscription or redemption rights pertaining to our common stock and have no rights to convert their common stock into any other securities. The absence of preemptive rights could result in a dilution of the interest of the existing stockholders should additional shares of our common stock be issued. In addition, the rights of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.  See “Risk Factors” section in the Form 10-K for a further description of risks related to our common stock.

Fully Paid and Nonassessable.  All of our issued and outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

No shares of preferred stock are currently outstanding. Our Board of Directors has the authority, without further action by our stockholders, to designate and issue up to 5,405,010 shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by our Board of Directors. Prior to the issuance of shares of each series, our Board of Directors is required by the DGCL and our Amended and Restated Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, which includes one or more of the following:

●	the number of shares constituting each class or series;

●	voting rights;

●	rights and terms, including prices, of redemption, including sinking fund provisions;

●	dividend rights and rates;

●	dissolution;

●	terms concerning the distribution of assets;

●	conversion or exchange terms;

●	preemption rights;

●	any restrictions on repurchase or redemption of the shares by the Company; and

●	liquidation preferences.

Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends, if any, on the common stock. Also, holders of the preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of common stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the holders of common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, such negotiation could result in an improvement of the terms of such proposals.

Certificate of Incorporation and Bylaws

Certain provisions set forth in our Certificate of Incorporation, our Bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Proposals of business and nominations. Our Bylaws generally regulate proposals of business and nominations for election of directors by stockholders. In general, Section 3.16 requires stockholders intending to submit proposals or nominations at a stockholders meeting to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business or nomination as well as information regarding the proposed business or nominee. Section 3.16 provides a time period during which business or nominations must be provided to the Company that will create a predictable window for the submission of such notices, eliminating the risk that the Company finds a meeting will be contested after printing its proxy materials for an uncontested election and providing the Company with a reasonable opportunity to respond to nominations and proposals by stockholders.

Blank Check Preferred Stock. Our Board of Directors has the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval.

Board Vacancies. Our Bylaws generally provide that only the board of directors (and not the stockholders) may fill vacancies and newly created directorships.

While the foregoing provisions of our Certificate of Incorporation, Bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset, stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of Section 203 to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Outstanding Warrants

In conjunction with the public offering that we consummated in June 2017, we issued to certain affiliates of the underwriters, as compensation, warrants to purchase an aggregate of 4,313 shares of common stock at an exercise price of $125 per share. The warrants are exercisable at the option of the holder on or after June 21, 2018 and expire June 21, 2023.

In conjunction with the offering that we consummated in April 2019, we also sold to investors warrants to purchase up to an aggregate of 42,388 shares of common stock at an initial exercise price of $27.50 per share. The warrants are exercisable at the option of the holder on or after October 29, 2019 and expire October 29, 2024. We also issued to certain affiliates of the underwriters, as compensation, warrants to purchase an aggregate of 4,239 shares of common stock at an initial exercise price of $27.50 per share. The warrants are exercisable at the option of the holder on or after October 29, 2019 and expire April 24, 2024.

In conjunction with the offering that we consummated in August 2019, we issued to the underwriter, as compensation, warrants to purchase an aggregate of 2,250 shares of common stock at an initial exercise price of $21.25 per share. The warrants are exercisable at the option of the holder on or after February 1, 2020 and expire August 29, 2024.

Options and RSUs

On October 26, 2016, the Board of Directors approved the issuance of up to 25,000 shares of our common stock in the form of restricted stock or options (“2016 Stock Plan”). Effective January 20, 2017, the 2016 Stock Plan was amended and restated as the SG Blocks, Inc. Stock Incentive Plan, as further amended effective June 1, 2018 (the “Incentive Plan”). The Incentive Plan authorizes the issuance of up to 125,000 shares of common stock. As of December 31, 2019, there were 47,331 shares of common stock available for issuance under the Incentive Plan and outstanding options to purchase 53,170 shares of common stock at a weighted average exercise price per share of $81.20. We have also granted restricted stock units under the Incentive Plan of which 8,938 are non-vested.

Listing of Common Stock on the Nasdaq Capital Market

Our common stock is currently listed on the Nasdaq Capital Market under the trading symbol “SGBX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC. The transfer agent’s principal business address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Overview

We are offering 3,759,398 shares of our common stock, assuming no exercise of the over-allotment option. We are also offering to each purchaser whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants to purchase common stock, in lieu of shares of common stock. Each pre-funded warrant will be exercisable for one share of our common stock.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Our Securities” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares of common stock, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price of such pre-funded warrant.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Representative’s Warrants

Please see “Underwriting — Representative’s Warrants” in this prospectus for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the representative’s warrants in connection with the closing of this offering.

UNDERWRITING

We have entered into an underwriting agreement, dated , 2020, with ThinkEquity, a division of Fordham Financial Management, Inc., acting as the sole book-running manager (sometimes referred to as the “Representative”). Subject to the terms and conditions of the underwriting agreement, the underwriter named below has agreed to purchase, and we have agreed to sell to it, the number of shares of common stock or pre-funded warrants at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares	Number of Pre-Funded Warrants
ThinkEquity, a division of Fordham Financial Management, Inc.
Total

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock and the pre-funded warrants offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by its counsel and other conditions specified in the underwriting agreement. The shares of common stock and the pre-funded warrants are offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by it. The underwriter reserves the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriter is obligated to take and pay for all of the shares of common stock and the pre-funded warrants offered by this prospectus if any such shares of common stock and the pre-funded warrants are taken.

We have agreed to indemnify the underwriter and certain of its affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), among others, against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

Discounts and Commissions

The underwriter proposes to offer the shares of common stock and the pre-funded warrants directly to the public at the public offering price set forth on the cover page of this prospectus. After the offering to the public, the offering price and other selling terms may be changed by the underwriter without changing the proceeds we will receive from the underwriter.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us. The underwriting commissions are 7.0% of the public offering price.

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$
Underwriting discount (7.0%)	$
Proceeds, before expenses, to us(1)	$

(1)	Excluding the proceeds, if any, from the exercise of the pre-funded warrants.

We have agreed to pay a non-accountable expense allowance to the underwriter equal to 1% of the gross proceeds received at the closing of the offering.

We have also agreed to pay certain of the Representative’s expenses relating to the offering, including the fees and expenses of the Representative’s legal counsel and for the underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering, totaling $113,500.

Our total estimated expenses of the offering, including the non-accountable expense allowance, registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $475,000.

Over-allotment Option

We have granted a 45-day option to the Representative of the underwriters to purchase up to 563,909 additional shares of common stock (based on an assumed public offering price of $3.99 per share, which was the last reported sale price of our common stock on The Nasdaq Capital Market on May 1, 2020) from us solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions.

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the Representative as compensation warrants to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock and the shares of common stock issuable upon exercise of the pre-funded warrants sold in this offering, or the Representative’s Warrants. The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering (excluding the over-allotment option). The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(iv). The unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

As a result of the December 2019 Offering (as hereinafter defined), beginning on May 11, 2020 and ending twelve (12) month’s thereafter, the representative has a right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at its sole discretion, for each and every of our future public equity and debt offerings, including all equity linked financings, for us, or any of our successors or subsidiaries, on terms customary to the Representative. The Representative in conjunction with us, has the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, have agreed, without the prior written consent of the Representative, not to, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 90 days after the date of this prospectus for our directors and officers as well as the Company and any successor of the Company.

Other

Public Offerings

On April 3, 2020, we consummated the April 2020 Offering in which we issued and sold an aggregate of 440,000 shares of our common stock at a public offering price of $4.25 per share. The net proceeds to us from the April 2020 Offering, after deducting the underwriting discount, the underwriters’ fees and expenses and our estimated offering expenses, were approximately $1.6 million. ThinkEquity acted as the representative of the underwriters in the April 2020 Offering and was paid (i) $149,600 in underwriting commissions (8% of the public offering price) and (ii) a non-accountable expense allowance equal to 1% (or $18,700) of the gross proceeds received at the closing of the offering. We also paid certain of the representative’s out-of-pocket expenses related to the April 2020 Offering, including, but not limited to, the fees and expenses of the representative’s legal counsel and for the underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for the offering, totaling $67,500.

On December 13, 2019, we consummated the December 2019 Offering in which we issued and sold an aggregate of 857,500 shares of our common stock at a public offering price of $3.00 per share. The 857,500 shares of common stock issued and sold in the December 2019 Offering included 107,500 shares sold pursuant to the exercise in full by the underwriters of their over-allotment option. The net proceeds to us from the December 2019 Offering, after deducting the underwriting discount, the underwriters’ fees and expenses and our estimated offering expenses, were approximately $2.04 million. ThinkEquity acted as the representative of the underwriters in the December 2019 Offering and was paid (i) $205,800 in underwriting commissions (8% of the public offering price) and (ii) a non-accountable expense allowance equal to 1% (or $22,500) of the gross proceeds received at the closing of the offering. We also paid certain of the representative’s out-of-pocket expenses relating to the December 2019 Offering, including, but not limited to, the fees and expenses of the representative’s legal counsel, up to a maximum of $103,500.

Private Placement

On November 12, 2019, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an investor, pursuant to which we issued to the investor a senior secured convertible debenture in the principal amount of $480,770 (the “Debenture”) for proceeds of $375,000 (representing an original issue discount of 22%). In connection with the issuance of the Debenture, we entered into a Placement Agency Agreement with ThinkEquity pursuant to which we paid cash fees to ThinkEquity.

Subsequent Equity Sales

Subject to certain exceptions, until 90 days following the date hereof, neither we nor any of our subsidiaries may issue, enter into any agreement to issue, effectuate or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents (or a combination of units thereof), including a variable rate transaction (as defined in the underwriting agreement) without the Representative’s consent.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriter based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “SGBX”. There is no established trading market for the pre-funded warrants and we do not expect a market for such securities to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. The underwriter may elect to stabilize the price of our common stock by bidding for, and purchasing, common stock in the open market.

The underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriter may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriter and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares of common stock, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

NOTICE TO INVESTORS

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000; and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000; and (3) an annual net turnover of more than € 50,000,000, as shown in the last annual or consolidated accounts; or

●	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the securities offered hereby are “securities.”

Canada

The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our common stock may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, where such registration is not required.

Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this prospectus, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the share in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel to the underwriters in this offering.

EXPERTS

The consolidated financial statements as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 are incorporated by reference in this prospectus to our Annual Report on Form 10-K for the year ended December 31, 2019 and have been so incorporated in reliance upon such reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to such financial statements) of Whitley Penn LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

Registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC. You may also read all or any portion of the registration statement and certain other filings made with the SEC on our website at www.sgblocks.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You may obtain electronic copies of such periodic reports, proxy statements and other information at the website of the SEC referred to above, and our website at www.sgblocks.com. Except for the specific incorporated reports and documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we will file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and we also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission File No. 001-38037)) (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

The following documents are incorporated by reference into this document:

●	Our Annual Report on Form 10-K for the year ended December 31, 2019 (File No. 001-38037) filed with the SEC on March 30, 2020 and Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2019 (File No. 001-38037) filed with the SEC on April 15, 2020;

●	Our Current Reports on Form 8-K (File No. 001-38037) filed with the SEC January 2, 2020, January 16, 2020, January 23, 2020, February 5, 2020, February 6, 2020, February 24, 2020, April 3, 2020, April 15, April 17, April 28, 2020, and May 5, 2020; and

●	The description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act, as filed on March 20, 2017 (File No. 001-38037), including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at the following address and telephone number:

SG Blocks, Inc.

195 Montague Street, 14th Floor
Brooklyn, New York 11201

(646) 240-4235

Information about us is available at our website at www.sgblocks.com. Except for the specific incorporated reports and documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

3,759,398 Shares of Common Stock

Pre-Funded Warrants to Purchase Shares of Common Stock

Shares of Common Stock Underlying the Pre-Funded Warrants

PROSPECTUS

ThinkEquity

a division of Fordham Financial Management, Inc.

               , 2020

Through and including                       , 2020 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than fees and commissions charged by the underwriters, but including the underwriters’ reimbursable expenses) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee, are estimates.

SEC registration fee	$2,361
FINRA filing fee	3,228
Accounting fees and expenses	30,000
Legal fees and expenses	125,000
Underwriter’s 1.0% non-accountable expense allowance	150,000
Underwriter out-of-pocket expenses	113,500
Miscellaneous	50,911
Total	$475,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper benefit.

Our amended and restated certificate of incorporation, as amended, provides for indemnification of our directors and executive officers to the maximum extent permitted by the DGCL, and our amended and restated bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the DGCL.

We have entered into indemnification agreements with each of our current directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Unless otherwise stated all share and per share amounts in this prospectus have been adjusted to reflect the 1-for-20 reverse stock split we effected on February 5, 2020 and the 1-for-3 reverse stock split we effected on February 28,2017.

During the last three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) or Section 3(a)(9) thereof as a transaction not involving a public offering. The recipients both had access, through their relationship with us, to information about us.

On February 4, 2020, we entered into a Securities Purchase Agreement with an accredited investor, pursuant to which we issued to the investor a secured note in the aggregate principal amount of $200,000 (the “Note”). The Note is one of a series of up to $400,000 of notes that may be issued by us, bears interest at a rate of nine percent (9%) per annum, is due on July 31, 2023, and is secured under a Pledge Agreement, dated February 4, 2020, entered into with the investor by a security interest in the royalty payable to us under that certain Exclusive License Agreement, dated October 3, 2019, with CPF GP 2019-1 LLC.

On November 12, 2019, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an investor, pursuant to which we issued to the investor a senior secured convertible debenture in the principal amount of $480,770 (the “Debenture”) for proceeds of $375,000 (representing an original issue discount of 22%). The Debenture was due 110 days after issuance and was secured under a Security Agreement, dated November 12, 2019, entered into with the investor by a security interest in all of our existing and future assets, subject to existing security interests and exceptions. We had the right to redeem all or a portion of the outstanding principal of the Debenture (i) prior to the maturity date without interest and with no conversion by the investor and (ii) after the maturity date at a premium of 120%, and with interest accruing at 24% from the maturity date. The Debenture was convertible into shares of our common stock only upon (i) the occurrence of an Event of Default (as defined in the Debenture) or (ii) at maturity in the event any principal remains outstanding, at a conversion price equal to the lower of (x) 67.5% of the lowest daily VWAPs of the common stock during the five consecutive trading days immediately preceding the Event of Default or date of maturity or (y) if the Debenture was not fully paid as of the Maturity, the lowest daily VWAP during the ten (10) consecutive trading days immediately preceding the date of the applicable Conversion, and based on a conversion amount determined by the product of (x) the portion of the principal and accrued interest to be converted and (y) 120% or (y) if the Debenture was not fully paid as of the Maturity Date and no conversions had been effected under the Debenture, the lowest daily VWAP during the ten (10) consecutive Trading Days immediately preceding the date of the applicable Conversion; subject to certain limitations. The Debenture was paid in full in December 2020.

In connection with the issuance of the Debenture, we entered into a Placement Agency Agreement with ThinkEquity, a division of Fordham Financial Management, Inc. (the “Placement Agent”), pursuant to which, in addition to cash fees, we agreed to grant to the Placement Agent or its designees warrants to purchase up to 9% of the aggregate number of shares of common stock underlying the Debenture, which equals 5,404 shares of common stock, at an exercise price of 110% of the closing price of our common stock on the closing date (the “Placement Agent Warrants”).The Placement Agent Warrants were exercisable, in whole or in part, commencing on the issuance date and had an exercise period of five years. In the event that there was not an effective registration statement permitting for the resale of the shares underlying the Placement Agent Warrants, the Placement Agent Warrant’s would be exercisable on a cashless basis. The Placement Agent Warrants were extinguished in December 2019.

On July 29, 2019, we entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, a division of Fordham Financial Management, Inc. (the “Underwriter”), pursuant to which we issued to ThinkEquity or its designee a warrant (the “Think Equity Warrant”) to purchase 2,250 shares of common stock, representing the number of shares of Common Stock. The Think Equity Warrant was exercisable beginning six (6) months after the date of issuance and expire five (5) years after the date of the prospectus filed in connection with the offering. The Warrant will be exercisable at a price per share of $21.25. The Think Equity Warrant may be exercised in whole or in part, and provides for “cashless” exercise, “piggyback” registration rights for two (2) years from the date of the initial exercise date of the Warrant, a one-time demand registration right on Form S-3 when available for five (5) years from the date of the Underwriting Agreement and customary anti-dilution protection in the event of stock splits, stock dividends, recapitalizations and the like. The Think Equity Warrant and the shares issuable upon exercise of the Think Equity Warrant will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, as transactions not involving a public offering and in reliance on similar exemptions under applicable state laws.

On April 29, 2019, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”) for the sale us of 42,388 shares post stock split (the “Common Shares”) of common stock pursuant to a registration statement. Concurrently with the sale of the Common Shares, we also sold common stock purchase warrants to such Investors to purchase up to an aggregate of 42,388 shares of common stock (the “Warrants”). We sold the Common Shares and Warrants for aggregate gross proceeds of approximately $932,525. We also issued to Roth Capital Partners, LLC (“Roth”), for placement agent services warrants to purchase up to 4,239shares of common stock (the “Roth Warrants”), which Roth Warrants were issued in two series of warrants (50% of the Roth Warrants in each series) and the second series of warrants vest ratably upon the exercise of the first series of warrants. The Roth Warrants have substantially the same terms as the Warrants, except that the Roth Warrants have an expiration date of April 24, 2024. The closing of the sales of these securities under the Purchase Agreement is expected to occur on April 29, 2019.

On November 20, 2017, we issued 140 (post stock splits) shares of common stock upon the exercise of outstanding stock options to one of its employees. The stock options were exercised at an exercise price of $60.00 per share. The shares were issued pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Rule 701 and Section 4(a)(2).

September 22, 2017, we entered into an Advisory Agreement (the “Advisory Agreement”) with Encore Endeavor 1, LLC (“EE1”), pursuant to which EE1 agreed to provide certain advisory services to us for a term of approximately one year. In consideration for agreeing to provide those services, we issued to EE1 2,500 shares of common stock with a value of $254,000 and 2,500 options to purchase common stock having an exercise price equal to $125 per share, which options vest subject to certain performance conditions as described above in Part I, Note 8. Stock Options. We claimed an exemption from registration for the foregoing issuance pursuant to Section 4(a)(2) and/or Rule 506(b) of Regulation D of the Securities Act and the rules and regulations promulgated thereunder because the foregoing issuance did not involve a public offering.

Effective June 21, 2017, in connection with the Offering, the Company issued a total of 90,084 shares of Common Stock, on a post-reverse stock split basis, upon conversion of all of the outstanding Series A Convertible Preferred Stock (the “Preferred Stock”). The Preferred Stock was previously issued in connection with the Company’s Plan of Reorganization as part of its voluntary petition for bankruptcy. The disclosure set forth in Item 3.02 in the Company’s Current Report on Form 8-K, filed on July 7, 2016, is incorporated herein by reference.

Effective June 21, 2017, in connection with the Offering, we issued a total of 25,834 shares of Common Stock, on a post-reverse stock split basis, upon conversion of an aggregate amount of $1,937,500 of the OIDs.

ITEM 16. EXHIBITS

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 10, 2019, by and between SG Blocks, Inc. and ThinkEquity, a division of Fordham Financial Management, Inc.(incorporated herein by reference to Exhibit 1.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on December 13, 2019 (File No. 001-38037).

1.2	Underwriting Agreement, dated April 1, 2020, by and between SG Blocks, Inc. and ThinkEquity, a division of Fordham Financial Management, Inc. (incorporated herein by reference to Exhibit 1.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on April 3, 2020 (File No. 001-38037).

1.3*	Form of Underwriting Agreement

2.1	Order Confirming Debtors’ Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016 (File No. 001-38037).

2.2	Disclosure Statement for Amended Plan of Reorganization for SG Blocks, Inc., et al. under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016 (File No. 001-38037)).

2.3	Order of the Bankruptcy Court for the Southern District of New York Approving the Disclosure Statement and Setting Plan of Reorganization Confirmation Deadlines (incorporated herein by reference to Exhibit 2.3 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016 (File No. 001-38037)).

3.1	Amended and Restated Certificate of Incorporation of SG Blocks, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016 (File No. 001-38037)).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of SG Blocks, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on February 28, 2017 (File No. 001-38037)).

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016 (File No. 001-38037)).

3.4	Certificate of Amendment to Certificate of Designation, dated May 11, 2017 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on May 12, 2017 (File No. 001-38037)).

3.5	Certificate of Elimination of Series A Convertible Preferred Stock, dated December 13, 2018 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on December 17, 2018 (File No. 001-38037)).

3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated June 5, 2019 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on June 5, 2019 (File No. 001-38037)).

3.7	Form of Certificate of Designation of the Series B Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.7 to the Registration Statement on Form S-1/A (File No. 333-235295) as filed by SG Blocks, Inc. with the Securities and Exchange Commission on December 9, 2019).

3.8	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of SG Blocks, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on February 5, 2020 (File No. 001-38037)).

4.1	Debtor in Possession Credit Agreement, dated as of October 15, 2015, by and among SG Blocks, Inc., as Borrower, SG Building Blocks, Inc. and Endaxi Infrastructure Group, Inc., as Guarantors, Hillair Capital Investments L.P., as Lender, and Hillair Capital Management LLC, as Collateral Agent (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016 (File No. 001-38037)).

4.2	Senior Security Agreement, dated as of October 15, 2015, by and among SG Blocks, Inc., SG Building Blocks, Inc., and Endaxi Infrastructure Group, Inc., as Grantors, and Hillair Capital Management LLC, as Grantee (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016 (File No. 001-38037)).

4.3	Original Issue Discount Senior Secured Convertible Debenture due June 30, 2018, dated as of June 30, 2016, by and between Hillair Capital Investments, L.P. and SG Blocks, Inc. (incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K/A as filed by SG Blocks, Inc. with the Securities and Exchange Commission on August 8, 2016 (File No. 001-38037)).

4.4	Original Issue Discount Senior Secured Convertible Debenture due June 30, 2018, dated as of November 17, 2016, by and between Hillair Capital Investments, L.P. and SG Blocks, Inc. (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 22, 2016 (File No. 001-38037)).

4.5	Form of Warrant to Purchase Common Stock (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 14, 2017 (File No. 001-38037)).

4.6	Form of Indenture (incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-3 (File No. 333-228882) as filed by SG Blocks, Inc. with the Securities and Exchange Commission on December 18, 2018).

4.7	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on May 1, 2019 (File No. 001-38037)).

4.8	Form of Series A Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on May 1, 2019 (File No. 001-38037)).

4.9	Form of Representative’s Warrant Agreement (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 31, 2019 (File No. 001-38037)).

4.10	Senior Secured Convertible Debenture, in the principal amount of $480,770, dated November 12, 2019 (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 13, 2019 (File No. 001-38037)).

4.11	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 4.2 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 13, 2019 (File No. 001-38037)).

4.12	Form of 9% Secured Note (incorporated herein by reference to Exhibit 4.1 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)

4.13	Description of Capital Stock of Stock (previously filed as an exhibit to SG Blocks, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2020 (File No. 001-38037))

4.14**	Form of Representative’s Warrant

4.15*	Form of Pre-Funded Warrant

5.1*	Legal Opinion of Gracin & Marlow, LLP

10.1	Form of Director Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333-215922) as filed by SG Blocks, Inc. with the Securities and Exchange Commission on February 6, 2017).

10.2#	Executive Employment Agreement, effective as of January 1, 2017, between Paul M. Galvin and SG Blocks, Inc. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on March 14, 2017 (File No. 001-38037)).

10.3#	Executive Employment Agreement, effective as of January 1, 2017, between Mahesh S. Shetty and SG Blocks, Inc. (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on March 14, 2017 (File No. 001-38037)).

10.4#	Executive Employment Agreement, effective as of January 1, 2017, between Stevan Armstrong and SG Blocks, Inc. (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on March 14, 2017 (File No. 001-38037)).

10.5	Collaboration and Supply Agreement, dated July 23, 2007, by and between SG Building, Inc. (fka SGBlocks, LLC) and ConGlobal Industries, Inc. (incorporated herein by reference to Exhibit 10.7 to the Current Report on Form 8-K/A as filed by SG Blocks, Inc. with the Securities and Exchange Commission on January 13, 2012 (File No. 001-38037)).

10.6	Amendment to collaboration and Supply Agreement, dated May 14, 2014, between SG Blocks, Inc. (fka SG Blocks LLC) and ConGlobal Industries, LLC (fka ConGlobal Industries, Inc.) (incorportated herein by reference to Exhibit 10.6 to the Registration Statement on Form S-1/A (File No. 333-215922) as filed by SG Blocks, Inc. with the Securities and Exchange Commission on March 15, 2017).

10.7	Securities Purchase Agreement, dated as of June 30, 2016, by and between SG Blocks, Inc. and Hillair Capital Investments L.P. (incorporated herein by reference to Exhibit 4.4 to the Current Report on Form 8-K/A as filed by SG Blocks, Inc. with the Securities and Exchange Commission on August 8, 2016 (File No. 001-38037)).

10.8	Subsidiary Guarantee, dated as of June 30, 2016, by SG Building Blocks, Inc. (incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K/A as filed by SG Blocks, Inc. with the Securities and Exchange Commission on August 8, 2016 (File No. 001-38037)).

10.9	Security Agreement, dated as of June 30, 2016, by and between SG Blocks Inc., SG Building Blocks, Inc. and Hillair Capital Investments L.P. (incorporated herein by reference to Exhibit 4.6 to the Current Report on Form 8-K/A as filed by SG Blocks, Inc. with the Securities and Exchange Commission on August 8, 2016 (File No. 001-38037)).

10.10	Securities Purchase Agreement, dated as of November 17, 2016, by and between SG Blocks, Inc. and Hillair Capital Investments L.P. (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 22, 2016 (File No. 001-38037)).

10.11	SG Blocks, Inc. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-215922) as filed by SG Blocks, Inc. with the Securities and Exchange Commission on February 6, 2017).

10.12	Amendment No. 1 to the SG Blocks, Inc. Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on June 5, 2018 (File No. 001-38037)).

10.13	Form of SG Blocks, Inc. Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 1, 2016 (File No. 001-38037)).

10.14	Form of SG Blocks, Inc. Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 1, 2016 (File No. 001-38037)).

10.15	Form of SG Blocks, Inc. Restricted Share Unit Agreement (Non-Employee Directors) (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 30, 2018 (File No. 001-38037)).

10.16	Securities Purchase Agreement, dated April 25, 2019, between SG Blocks, Inc. and the purchasers thereto (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on April 26, 2019 (File No. 001-38037)).

10.17#	Form of Restricted Share Unit Agreement (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q as filed by SG Blocks, Inc. with the Securities and Exchange Commission on August 14, 2019 (File No. 001-38037)).

10.18#	Form of Restricted Share Unit Agreement (Special Bonus) (incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q as filed by SG Blocks, Inc. with the Securities and Exchange Commission on August 14, 2019 (File No. 001-38037)).

10.19	Exclusive License Agreement, entered into as of October 3, 2019 by and between SG Blocks, Inc. and CPF MF 2019-1 LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on October 9, 2019 (File No. 001-38037))

10.20	Loan Agreement and Promissory Note, dated effective October 3, 2019, between SG Blocks, Inc., as lender, and CPF GP 2019-1 LLC, as borrower (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on October 9, 2019 (File No. 001-38037))

10.21	Right of First Refusal Agreement, entered into as of October 9, 2019 by and between SG Blocks, Inc. and CMC Development LLC (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on October 15, 2019 (File No. 001-38037))

10.22	Amendment to Loan Agreement and Promissory Note between SG Blocks, Inc. and CPF GP 2019-LLC (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on October 15, 2019 (File No. 001-38037))

10.23	Second Amendment to Loan Agreement and Promissory Note dated November 7, 2019 between CPF GP 2019-1 LLC and SG Blocks, Inc (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 13, 2019 (File No. 001-38037)).

10.24	Securities Purchase Agreement, by and between SG Blocks, Inc. and RedDiamond Partners LLC, dated November 12, 2019 (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 13, 2019 (File No. 001-38037)).

10.25	Security Agreement, by and between SG Blocks, Inc. and RedDiamond Partners LLC, dated November 12, 2019 (incorporated herein by reference to Exhibit 10.3 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 13, 2019 (File No. 001-38037)).

10.26	Placement Agency Agreement, by and between SG Blocks, Inc. and ThinkEquity, a division of Fordham Financial Management, Inc., dated November 12, 2019 (incorporated herein by reference to Exhibit 10.4 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 13, 2019 (File No. 001-38037)).

10.27	Amendment No. 1 to Exclusive License Agreement, entered into as of October 3, 2019 by and between SG Blocks, Inc. and CPF MF 2019-1 LLC (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 14, 2019 (File No. 001-38037))

10.28	Waiver of Warrant (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on December 13, 2019 (File No. 001-38037)).

10.29	Promissory Note, dated January 21, 2020, issued by CPF GP 2019-1 LLC to SG Blocks, Inc. (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)

10.30	Promissory Note, dated January 21, 2020, issued by CPF GP 2019 -1 LLC to Paul Galvin (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)

10.31	Security Agreement, by and among CPF GP 2019-1 LLC, SG Blocks, Inc. and Paul Galvin, dated January 21, 2020 (incorporated herein by reference to Exhibit 10.3 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on January 23, 2020 (File No. 001-38037)

10.32	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on February 6, 2020 (File No. 001-38037)

10.33	Form of Pledge Agreement (incorporated herein by reference to Exhibit 10.2 of the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on February 6, 2020 (File No. 01-38037)

10.34#	Consulting Agreement, dated April 13, 2020, by and between SG Blocks, Inc. and Stevan Armstrong (incorporated herein by reference to Exhibit 10.1 to SG Blocks, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2020 (File No. 001-38037))

10.35+	Distributorship Agreement between Osang Healthcare Co., Ltd and SG Blocks, Inc. (incorporated herein by reference to Exhibit 10.1 to SG Blocks, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037))

10.36	Amendment to Distributorship Agreement dated April 30, 2020 between Osang Healthcare Co., Ltd and SG Blocks, Inc. (incorporated herein by reference to Exhibit 10.2 to SG Blocks, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037))

10.37	Agreement between Osang Group Co. Ltd and SG Blocks, Inc., dated May 1, 2020 (incorporated herein by reference to Exhibit 10.2 to SG Blocks, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2020 (File No. 001-38037))

21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to SG Blocks, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2020 (File No. 001-38037))

23.1*	Consent of Whitley Penn LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Gracin & Marlow, LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.

**	Previously Filed

#	Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this report.

+	Certain information has been excluded from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) For the purpose of determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(f) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Amendment No. 2 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, State of New York, May 5, 2020.

SG BLOCKS, INC.

By:	/s/ Paul M. Galvin
Name:	Paul M. Galvin
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act 1933, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul M. Galvin	Chief Executive Officer and	May 5, 2020
Paul M. Galvin	Chairman (Principal Executive Officer)

/s/ Gerald Sheeran	Acting Chief Financial Officer	May 5, 2020
Gerald Sheeran	(Principal Financial and Accounting Officer)

*	Director	May 5, 2020
Christopher Melton

*	Director	May 5, 2020
Yaniv Blumenfeld

*	Director	May 5, 2020
James Potts

Director
Mahesh S. Shetty

*By:	/s/ Paul M. Galvin
Paul M. Galvin Attorney-in-Fact